UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

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☐	Soliciting Material under §240.14a-12

SELECT BANCORP, INC.

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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SELECT BANCORP, INC.

700 West Cumberland Street

Dunn, North Carolina 28334

(910) 892-7080

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

and

Notice of Internet Availability of Proxy Materials

To Be Held

May 25, 2021

NOTICE is hereby given that the Annual Meeting of Shareholders of Select Bancorp, Inc. (the “Corporation”) will be held as follows:

Place:	Select Bank & Trust 700 West Cumberland Street Dunn, North Carolina 28334	Date: Time:	May 25, 2021 10:00 a.m.

The purposes of the meeting are:

1.	Election of Directors. To elect three members of the Board of Directors for terms of three years;

2.	Advisory Vote to Approve Named Executive Officer Compensation. To vote on a non-binding, advisory proposal to approve compensation paid to our named executive officers (commonly referred to as a “say-on-pay” vote);

3.	Ratification of Accounting Firm. To ratify the appointment of Dixon Hughes Goodman LLP as the Corporation’s independent registered public accounting firm for 2021; and

4.	Other Business. To transact any other business that may properly come before the meeting.

You are cordially invited to attend the annual meeting in person. However, even if you plan to attend, you are requested to complete, sign and date the enclosed appointment of proxy and return it promptly in the envelope provided for that purpose or to vote via the internet or telephone in order to ensure that a quorum is present at the meeting. The giving of an appointment of proxy will not affect your right to revoke it or to attend the meeting and vote in person.

We have elected to furnish our proxy solicitation materials via U.S. mail and also to notify you of the availability of our proxy materials on the internet. The notice of meeting, proxy statement, proxy card and annual report are available at: www.investorvote.com/SLCT.

By Order of the Board of Directors

William L. Hedgepeth II
President and Chief Executive Officer

April 6, 2021

Special Note Regarding COVID-19

Given the public health and safety concerns related to the coronavirus disease 2019, or COVID-19, we ask that each shareholder evaluate the relative benefits to them personally of in-person attendance at the annual meeting and take advantage of the ability to vote by proxy via internet or telephone, as instructed on the enclosed proxy card. If you elect to attend in person, we ask that you follow recommended guidance, mandates, and any applicable executive orders from federal, state, and local authorities, particularly as they relate to social distancing, the wearing of face coverings, and attendance at public gatherings. If you are not feeling well, have a fever, or think you may have been exposed to COVID-19, we ask that you vote by proxy for the meeting. Should further developments with COVID-19 necessitate that we change any material aspects of the annual meeting, we will make public disclosure of such changes. We thank you for your cooperation as we balance both our fondness for shareholder engagement with the safety of our community and each of our shareholders.

SELECT BANCORP, INC.

700 West Cumberland Street

Dunn, North Carolina 28334

(910) 892-7080

PROXY STATEMENT

Mailing Date: On or about April 6, 2021

ANNUAL MEETING OF SHAREHOLDERS

To Be Held

May 25, 2021

General

This Proxy Statement is furnished in connection with the solicitation of the enclosed appointment of proxy by the Board of Directors (the “Board”) of Select Bancorp, Inc. (the “Corporation”) for the Annual Meeting of Shareholders of the Corporation (the “Annual Meeting”) to be held at our main office located at 700 West Cumberland Street, Dunn, North Carolina 28334, at 10:00 a.m. on May 25, 2021, and any adjournments thereof.

Solicitation and Voting of Appointments of Proxy; Revocation

Persons named in the appointment of proxy as proxies to represent shareholders at the Annual Meeting are J. Gary Ciccone, Carlie C. McLamb, Jr., and V. Parker Overton, whom we collectively refer to herein as the proxies. Shares represented by each appointment of proxy that is properly executed and returned or appointed by internet or telephone, and not revoked, will be voted in accordance with the directions contained in the appointment of proxy. If no directions are given, each such appointment of proxy will be voted FOR the election of each of the three nominees for director named in Proposal 1 and FOR Proposals 2 and 3. If, at or before the time of the Annual Meeting, any nominee named in Proposal 1 has become unavailable for any reason, the proxies will have the discretion to vote for a substitute nominee. On such other matters as may come before the meeting, the proxies will be authorized to vote shares represented by each appointment of proxy in accordance with their best judgment on such matters.

An appointment of proxy may be revoked by the shareholder giving it at any time before it is exercised by filing with Brenda B. Bonner, Vice President and Secretary of the Corporation, a written instrument revoking it or a duly executed appointment of proxy bearing a later date, or by attending the Annual Meeting and announcing his or her intention to vote in person.

Expenses of Solicitation

The Corporation will pay the cost of preparing, assembling and mailing this Proxy Statement and other proxy solicitation expenses. In addition to the use of the mails and the internet, appointments of proxy may be solicited in person or by telephone by officers, directors and employees of the Corporation and its subsidiary bank without additional compensation. The Corporation will reimburse banks, brokers and other custodians, nominees and fiduciaries for their costs in sending the proxy materials to the beneficial owners of the Corporation’s common stock.

Record Date

The close of business on March 26, 2021, has been fixed as the record date (the “Record Date”) for the determination of shareholders entitled to notice of and to vote at the Annual Meeting. Only shareholders of record at the close of business on that date will be eligible to vote on the proposals described herein.

Voting Securities

The voting securities of the Corporation are the shares of its common stock, par value $1.00 per share, of which 50,000,000 shares are authorized and 17,513,903 shares were outstanding on the Record Date. There were approximately 1,012 record shareholders of the Corporation’s common stock as of the Record Date. Each shareholder of the Corporation’s common stock is entitled to one vote for each share held of record on the Record Date for each director to be elected and for each other matter submitted for voting.

Voting Procedures; Quorum; Votes Required for Approval

Shareholders will not be entitled to vote cumulatively in the election of directors at the Annual Meeting.

A majority of the shares of common stock of the Corporation issued and outstanding on the Record Date must be present in person or by proxy to constitute a quorum for the conduct of business at the Annual Meeting. Assuming a quorum is present, below are voting requirements for each of the proposals:

Proposal 1: Election of Directors. The three nominees receiving the greatest number of votes will be elected as directors of the Corporation for the terms indicated under the description of Proposal 1 below.

Proposal 2: Advisory Vote to Approve Named Executive Officer Compensation. For Proposal 2 to be approved, the number of votes cast for approval must exceed the number of votes cast against the proposal.

Proposal 3: Ratification of Accounting Firm. For Proposal 3 to be approved, the number of votes cast for approval must exceed the number of votes cast against the proposal.

Abstentions and broker non-votes will have no effect on the outcome of the above proposals, other than for purposes of determining whether a quorum is present.

Authorization to Vote on Other Matters

By giving an appointment of proxy, shareholders will be authorizing the proxies to vote in their best judgment on all other matters that may properly come before the Annual Meeting for action by the shareholders, including any procedural motions.

Beneficial Ownership of Voting Securities

As of March 26, 2021, no shareholder known to management beneficially owned more than 5% of the Corporation’s common stock, except as disclosed in the following table.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class(1)
Gregory Blake Stallings (2) 1645 East Arlington Boulevard, Suite E Greenville, NC 27858	1,022,855	5.84%
K. Clark Stallings (3) 1645 East Arlington Boulevard, Suite E Greenville, NC 27858	994,509	5.68%

(1)	The calculation of the percentage of class beneficially owned is based on a total of 17,513,903 shares of common stock outstanding as of March 26, 2021.

(2)	The amount and nature of beneficial ownership is based on a Schedule 13G filed with the Securities and Exchange Commission (the “SEC”) on February 28, 2019, and the information contained therein. Beneficial ownership includes 88,235 shares for which Gregory Blake Stallings has sole voting and investment power. Beneficial ownership also includes 750,186 shares held by The Bill and Faye Stallings Family Trust II and 184,434 shares held by The Marion Faye Stallings Living Trust. Gregory Blake Stallings is one of two trustees of the foregoing trusts. The other trustee is K. Clark Stallings, who is a director of the Corporation and brother of Gregory Blake Stallings. Voting and investment decisions of the trusts require the approval of both trustees. Due to the shared voting and investment power, the shares of the two trusts are reflected in the beneficial ownership of each trustee in the above table.

(3)	Includes the following shares for which K. Clark Stallings has sole voting and investment power: 24,111 shares held individually and 24,648 shares held by trusts for the benefit of his children and for which he is trustee. Beneficial ownership shown also includes 750,186 shares held by The Bill and Faye Stallings Family Trust II and 184,434 shares held by The Marion Faye Stallings Living Trust. Clark Stallings is one of two trustees of the foregoing trusts. The other trustee is Gregory Blake Stallings, who is a brother of Clark Stallings. Voting and investment decisions of the trusts require the approval of both trustees. Due to the shared voting and investment power, the shares of the two trusts are reflected in the beneficial ownership of each trustee in the above table. Lastly, the reflected beneficial ownership includes 2,000 shares owed by Clark Stallings’s spouse, for which voting and investment power is deemed shared.

As of March 26, 2021, the beneficial ownership of the Corporation’s common stock, by directors and executive officers individually, and by directors and executive officers as a group, was as follows:

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (1) (2)	Percent of Class(3)
W. Keith Betts	13,979	*
J. Gary Ciccone (4)	178,829	1.02
Alicia Speight Hawk (5)	42,654	*
Gerald W. Hayes	154,678	*
William L. Hedgepeth II	112,947	*
Ronald V. Jackson	68,970	*
Mark. A Jeffries	10,360	*
Lynn H. Johnson	12,280	*
John W. McCauley	84,472	*
Carlie C. McLamb, Jr. (6)	116,100	*
V. Parker Overton	164,714	*
Sharon L. Raynor (7)	294,193	1.68%
K. Clark Stallings (8)	994,509	5.68%
W. Lyndo Tippett (9)	47,485	*
D. Richard Tobin, Jr.	6,860	*
All Directors and Executive Officers as a group (15 persons)	2,303,030	13.05%

________________________

*	Represents beneficial ownership of less than one percent of the class.

(1)	Except as otherwise noted, to the best knowledge of the Corporation’s management, the above individuals and group exercise sole voting and investment power with respect to all shares shown as beneficially owned other than the following shares as to which such powers are shared: Mrs. Hawk – 25,088 shares; Mr. Hedgepeth – 13,580 shares; Mr. Jackson – 35,857 shares; Mrs. Raynor – 72,958 shares; and Mr. Tippett – 18,185 shares.

(2)	Included in the beneficial ownership tabulations are the following shares underlying options to purchase shares of common stock of the Corporation that were outstanding and exercisable as of March 26, 2021 (or will become exercisable within 60 days of such date): Mr. Betts – 7,360 shares; Mr. Ciccone – 4,200 shares; Mrs. Hawk – 9,404 shares; Mr. Hayes – 4,200 shares; Mr. Hedgepeth – 48,400 shares; Mr. Jackson – 4,200 shares; Mr. Jeffries – 7,860 shares; Ms. Johnson – 12,180 shares; Mr. McCauley – 4,200 shares; Mr. McLamb – 4,200 shares; Mr. Overton – 9,496 shares; Mrs. Raynor – 4,200 shares; Mr. Stallings – 9,130 shares; Mr. Tippett – 4,200 shares; and Mr. Tobin – 6,160 shares; and for all directors and executive officers as a group – 139,390 shares.

(3)	The calculation of the percentage of class beneficially owned by each individual and the group is based on the sum of (i) a total of 17,513,903 shares of common stock outstanding as of March 26, 2021, and (ii) options to purchase shares of common stock which are exercisable as of or within 60 days of March 26, 2021.

(4)	Includes 5,396 shares owned by Mr. Ciccone’s spouse.

(5)	Includes 3,078 shares held as custodian for children.

(6)	Includes 29,337 shares owned by Mr. McLamb’s spouse.

(7)	Includes 180,094 shares owned by Mrs. Raynor’s spouse.

(8)	Includes the following shares for which Mr. Clark Stallings has sole voting and investment power: 24,111 shares held individually and 24,648 shares held by trusts for the benefit of his children and for which he is trustee. Beneficial ownership shown also includes 750,186 shares held by The Bill and Faye Stallings Family Trust II and 184,434 shares held by The Marion Faye Stallings Living Trust. Clark Stallings is one of two trustees of the foregoing trusts. The other trustee is Gregory Blake Stallings, who is a brother of K. Clark Stallings. Voting and investment decisions of the trusts require the approval of both trustees. Lastly, the reflected beneficial ownership includes 2,000 shares owed by Clark Stallings’s spouse, for which voting and investment power is deemed shared.

(9)	Includes 1,742 shares owned by Mr. Tippett’s spouse.

PROPOSAL 1: ELECTION OF DIRECTORS

The Board has set the number of directors of the Corporation at eleven (11) and recommends that shareholders vote for the nominees listed below each for a term of three years.

Name and Age	Length of Term Nominated	Position(s) Held	Director Since(1)	Principal Occupation and Business Experience During the Past Five Years
Alicia Speight Hawk (54)	3 years	Director	2014	Director of Advancement, The Oakwood School (college preparatory school), Greenville, NC
John W. McCauley (53)	3 years	Director	2003	Chief Executive Officer, Highland Paving Co, LLC; General Manager, McCauley McDonald Investments, Inc. (commercial real estate firm), Fayetteville, NC
Sharon L. Raynor (63)	3 years	Director	2009	President and Director, LIFE, Inc. (provider of long-term care for developmentally disabled consumers), Goldsboro, NC

(1)	Reflects the year during which the individual first became a director of the Corporation.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” EACH OF THE NOMINEES FOR DIRECTOR LISTED ABOVE FOR TERMS OF THREE YEARS EACH.

Incumbent Directors

The Corporation’s Board of Directors includes the following directors whose terms will continue after the Annual Meeting. Certain information regarding those directors is set forth in the following table.

Name and Age	Position(s) Held	Term Expires	Director Since(1)	Principal Occupation and Business Experience During the Past Five Years
J. Gary Ciccone (74)	Chairman	2022	2003	Real estate developer; Co-owner and Vice President, Nimocks, Ciccone & Townsend, Inc. (commercial real estate brokerage)
Ronald V. Jackson (79)	Director	2022	2012	Retired; Former President, Clinton Truck and Tractor Company
V. Parker Overton (76)	Director	2022	2014	Real estate developer; Founder, Overton’s Sports Center
K. Clark Stallings (53)	Director	2022	2014	Vice President, Stallings Group, Ltd., Greenville, NC
W. Lyndo Tippett (81)	Director	2022	2008	Certified Public Accountant
Gerald W. Hayes (77)	Director	2023	2003	President and Managing Partner, Hayes, Williams, Turner & Daughtry, P.A. (law practice)
William L. Hedgepeth II (59)	Director, President and CEO	2023	2007	President and Chief Executive Officer, Select Bancorp, Inc. and Select Bank & Trust since 2007
Carlie C. McLamb, Jr. (56)	Director	2023	2010	President, Carlie C’s Operation Center, Inc., d/b/a Carlie C’s IGA (grocery stores)

(1)       Reflects the year during which the individual first became a director of the Corporation.

Qualifications of Directors

A description of the specific experience, qualifications, attributes, or skills that led to the conclusion that each of the nominees and incumbent directors listed above should serve as a director of the Corporation is presented below. In July 2014, the Corporation (then known as New Century Bancorp, Inc.) merged with Select Bancorp, Inc., Greenville, NC, with the Corporation being renamed Select Bancorp, Inc. following the merger. Similarly, the Corporation’s subsidiary bank (then known as New Century Bank) merged with Select Bank & Trust Company, Greenville, NC, with the Corporation’s subsidiary bank being renamed Select Bank & Trust Company. For ease of reference, when we refer to either of the former Greenville-based entities in describing our directors’ experience, we so indicate by adding “Greenville” in parenthetical following the respective entity’s name.

J. Gary Ciccone. Mr. Ciccone has served as chairman of the board of directors of the Corporation and its subsidiary bank since April 2008. He was a founding director of New Century Bank of Fayetteville, serving as chairman of the board of that institution from inception until its merger with the Corporation’s subsidiary bank in March 2008. Mr. Ciccone retained the title of chairman following the 2014 mergers of the Corporation and its subsidiary bank with Select Bancorp (Greenville) and Select Bank & Trust (Greenville). Mr. Ciccone has completed the North Carolina Bank Directors’ College and Advanced Bank Directors’ College programs. As co-owner and vice president of Nimocks, Ciccone & Townsend in Fayetteville, he has extensive experience in real estate development and commercial real estate brokerage. Mr. Ciccone also has prior experience as a bank director, serving on the board of directors and as secretary of New East Bank of Fayetteville. He served on the Board of Trustees of Fayetteville Technical Community College from 2005 to 2009 and on the North Carolina Board of Transportation from November 2009 to October 2011. Mr. Ciccone holds a Bachelor of Science in Business Administration from the University of North Carolina at Chapel Hill and a law degree from the University of North Carolina School of Law, Chapel Hill, NC. He was engaged in the active practice of law from 1975 to 1996 and is a member of the North Carolina State Bar.

Alicia S. Hawk. Mrs. Hawk was a founding director of Select Bank & Trust (Greenville) and Select Bancorp (Greenville), serving as vice chair from 2004 to 2014.  She has completed the North Carolina Bank Directors’ College.  Mrs. Hawk has served as the Director of Advancement for The Oakwood School in Greenville, NC since 2012.  From 2006 to 2012, Mrs. Hawk was a member of the Board of Trustees at The Oakwood School and served as President from 2009 to 2012. As a former licensed real estate broker, Mrs. Hawk has extensive experience in real estate development, management, and brokerage, having served as a real estate asset manager for Speight Properties in Greenville, NC from 2004 to 2012. Mrs. Hawk also has over ten years of consulting engineering experience with CDM Smith in Raleigh, NC and Atlanta, GA and was previously a NC Registered Professional Engineer.  She holds a Bachelor of Science degree in Civil Engineering and a Masters of Civil Engineering from North Carolina State University in Raleigh, NC.

Gerald W. Hayes. Mr. Hayes was a founding director of New Century Bank and New Century Bancorp and has served as a member of the board of directors since inception. Mr. Hayes is chairman of the Compensation Committee. He has completed the North Carolina Bank Directors’ College. Mr. Hayes is the president and managing partner of Hayes, Williams, Turner & Daughtry, P.A. and has practiced law in Harnett County for over 50 years, providing the board with excellent perspective on legal issues and the Harnett County market area in general. He is also a member and co-owner of Chicora Golf Club in Dunn. Mr. Hayes holds a Bachelor of Arts degree from the University of North Carolina at Chapel Hill where he majored in Economics and a law degree from Wake Forest University Law School, Winston-Salem, NC.

William L. Hedgepeth II. Mr. Hedgepeth has served as the President and Chief Executive Officer of the Corporation and its subsidiary bank since 2008. Prior to that, he served as president and chief executive officer of New Century Bank South (formerly known as New Century Bank of Fayetteville). Mr. Hedgepeth has more than 37 years of experience in banking. He has completed the North Carolina Bank Directors’ College and Advanced Bank Directors’ College programs, as well as the North Carolina Bankers Association’s (“NCBA”) Advanced Management Program. He served on the Board of Directors of the NCBA from 2008 to 2010 and currently serves on the NCBA’s Legislative and Regulatory Committee. In 2017, he completed The BB&T Leadership Institute’s Mastering Leadership Dynamics. Mr. Hedgepeth was appointed by North Carolina Governor Roy Cooper to serve on the Fayetteville Technical Community College board of trustees for a 4-year term beginning in 2017. He also serves on the Greater Fayetteville Chamber of Commerce Board and the United Way of Cumberland County Board. Mr. Hedgepeth serves on the Vision 2026 board of directors in Fayetteville/Cumberland County and on the Highland Country Club Board of Directors. In addition, Mr. Hedgepeth currently serves on the American Bankers Association 2020 Membership Council and the Community Depository Institutions Advisory Council of the Federal Reserve Bank of Richmond. Mr. Hedgepeth holds a Bachelor of Arts degree from the University of North Carolina at Chapel Hill.

Ronald V. Jackson. Mr. Jackson served on the New Century Bank board of directors in 2002, and on the Dunn and Clinton Advisory Boards. He has served on the Corporation’s and its subsidiary bank’s boards since 2012. Mr. Jackson currently serves as chairman of the Nominating Committee. Prior to his retirement in November 2020, Mr. Jackson spent 49 years owning and operating Clinton Truck and Tractor Company. Prior to joining Clinton Truck and Tractor, he worked for International Harvester. He has completed the North Carolina Bank Directors’ College. A graduate of North Carolina State University in Raleigh, NC, he received his degree in agricultural engineering.

John W. McCauley. Mr. McCauley was a founding member of New Century Bank of Fayetteville and has served as a member of the Corporation’s and its subsidiary bank’s boards of directors since 2004. He serves as chairman of the bank’s Loan Committee. Mr. McCauley is chief executive officer of Highland Paving Co., LLC, which is a highway construction firm engaged primarily in the manufacture and placement of hot mix asphalt. He also is general manager of McCauley-McDonald Investments, Fayetteville, NC, which owns and leases approximately 70 commercial properties in North Carolina. He has completed the North Carolina Bank Directors’ College and holds a Bachelor of Science in Economics from Davidson College, Davidson, NC and a law degree from the University of North Carolina School of Law, Chapel Hill, NC.

Carlie C. McLamb, Jr. Mr. McLamb has served on the Corporation’s and its subsidiary bank’s boards of directors since 2010. Mr. McLamb is president of Carlie C’s IGA, a retail supermarket chain with numerous stores. Mr. McLamb was a founding director of Computer World Inc. and has served as a director and former chairman of the board of that company. In addition, he is currently serving on the board of directors for the North Carolina Retail Merchants Association and as a trustee of Campbell University. Mr. McLamb has completed the North Carolina Advanced Bank Directors’ College program. Mr. McLamb is a past President of the Carolina Food Industry Council.

V. Parker Overton. Mr. Overton was a founding member of Select Bank & Trust (Greenville) and Select Bancorp (Greenville), NC where he served as chairman of the board from 2005 to July 2014. He currently serves as chairman of the bank’s Building Committee. Mr. Overton is the founder of Overton’s, the world’s largest catalog of watersports and boating supplies. He was president of the NC State Veterinary Medical Foundation for three years and also served as chairman of the investment committee for 7 years. He served on the Home Federal Savings and Loan board from 1986 to 1991. He currently serves as an ambassador of Vidant Medical Foundation and also serves on the investment committee of the Randall Terry Foundation for North Carolina State University. He previously served three years as chairman of the finance committee at the former University Health Foundation. Mr. Overton was a founding director and served on the board of Metrics Pharmaceuticals from 1999 until 2012. Mr. Overton has also served on the board of commissioners for the Greenville Utilities Commission since 2015 and is currently the Commission’s chairman. He is also active in the commercial real estate business, and he is also a pilot typed in three different jets.

Sharon L. Raynor. Mrs. Raynor has served as a director of the Corporation and its subsidiary bank since 2005. She currently chairs the bank’s asset-liability, or ALCO, Committee. She has completed the North Carolina Bank Directors’ College. She is president, a director, and an owner of LIFE, Inc., a provider of intermediate care for the developmentally disabled for area mental health agencies throughout eastern North Carolina. She is also an investor and partner in the hospitality industry. Mrs. Raynor is very involved in the bank’s local community, serving as an active member of Divine Street United Methodist Church, a member of the Lucknow Garden Club, and formerly on the Dunn Schools’ advisory board. She worked in the public schools for seven years as a teacher of students with intellectual developmental disabilities. She served on the Governor’s Council of Exceptional Children, having been appointed by former North Carolina Governor James B. Hunt. She has served several terms on the Professional Advisory Board for the School of Education at East Carolina University. She currently serves on the executive committee of the East Carolina University Educational Foundation, Inc. Mrs. Raynor holds a Bachelor of Science in Special Education from East Carolina University, Greenville, NC.

K. Clark Stallings. Mr. Stallings served as a director of Select Bank & Trust (Greenville) and Select Bancorp (Greenville) prior to joining the Corporation’s board of directors in 2014. He has completed the North Carolina Bank Directors’ College. He is Vice President of Stallings Group Ltd., and he is active in different businesses including auto & consumer finance, automobile auction, auto dealer floor plan financing, Jersey Mike’s Subs restaurants, and commercial income producing real estate. Mr. Stallings is co-founder of Hope of Glory Ministries, a faith-based community outreach to help people through empowerment programs designed to relieve financial burdens, teach biblical wisdom of work, money, and wellness, and encourage individuals towards a self-sufficient life in Christ. He is a 1989 graduate of East Carolina University, Greenville, NC, with a degree in business management.

W. Lyndo Tippett. Mr. Tippett was a founding director of New Century Bank of Fayetteville (2003–2008) and has served as a member of the Corporation’s and its subsidiary bank’s boards of directors since 2008. He has completed the North Carolina Bank Directors’ College program. Mr. Tippett has been a certified public accountant for over 45 years and is a member of the American Institute of Certified Public Accountants and the North Carolina Association of Certified Public Accountants. He was a partner in the accounting firm of Tippett Bryan & Merritt, CPAs, Fayetteville, NC from 1976 to 2015 and currently practices as W. Lyndo Tippett, CPA (sole proprietorship). Additionally, Mr. Tippett served as Secretary of Transportation for the State of North Carolina from 2001 through 2009 and served as a member of the North Carolina Board of Transportation for eight years prior to becoming secretary. He served as a director of the North Carolina State Health Plan for Teachers and State Employees from 2009 through 2011. He was chief executive officer of Bybon, Inc., a manufacturing, retail and real estate concern, from 1970 through 1976. He previously served as a staff accountant with Ernst & Young. Mr. Tippett holds a Bachelor of Science in accounting from Barton College. He also has prior experience as a bank director, having served on the board of State Bank, Fayetteville, NC and on the local advisory board for First Citizens Bank.

Board Leadership Structure

The Board of Directors appoints a chairman, who presides at meetings of the Board and performs such other duties as may be directed by the Board. The Board may select any of its members as its chairman, and it has no formal policy as to whether the Corporation’s chief executive officer will serve as chairman or whether any other director, including a non-employee or independent director, may be elected to serve as chairman. The positions of chief executive officer and chairman are currently held by different persons. At this time, the Board has determined that separating these roles and having an independent director serve as chairman of the Board is in the best interests of our shareholders. The Board believes this division of responsibility facilitates communication between the Board and executive management and is appropriate given the legal and regulatory requirements applicable to the Corporation.

Board’s Role in Risk Oversight

Risk is inherent in any business, and, as is the case with other management functions, the Corporation’s senior management has primary responsibility for managing the risks faced by the Corporation. However, as a financial institution, the Corporation’s business involves financial risks that do not exist or that are more extensive than the risks that exist in some other types of businesses. The Corporation and its subsidiary bank are subject to extensive regulation that requires us to assess and manage those risks, and our regulators assess our performance in managing those risks during their periodic examinations. As a result, the Board is actively involved in overseeing our risk management programs.

The Board administers its oversight function primarily through committees. Additional information regarding the Board’s committees appears below. The Board approves and periodically reviews the Corporation’s operating policies and procedures. We believe the Board’s involvement in our risk management results in Board committees that are more active than those of corporations that are not financial institutions or that are not regulated as extensively as financial institutions. We believe this committee activity enhances our Board’s effectiveness and leadership structure by providing opportunities for non-employee directors to become familiar with the bank’s critical operations and actively involved in the Board’s oversight role with respect to risk management, as well as its other oversight functions.

Policies and Practices related to Hedging Activity of Corporation Securities

The Corporation has not adopted any formal practices or policies regarding the ability of the Corporation’s employees, officers, or directors (or any of their designees), to purchase financial instruments (including prepaid variable forward contracts, equity swaps, collars, and exchange funds), or otherwise engage in transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of the Corporation’s capital stock (i) granted to the employee or director as part of the individual’s compensation or (ii) held, directly or indirectly, by such employee or director.

Director Independence

With the exception of Mr. Hedgepeth, each member of the Corporation’s Board of Directors is “independent” as defined by NASDAQ listing standards and the regulations promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In making this determination, the Board considered certain insider transactions with directors for the provision of goods or services to the Corporation and its subsidiary bank. All such transactions were conducted at arm’s length upon terms no less favorable than those that would be available from an independent third party.

Director Relationships

No director of the Corporation is, or has in the last five years been, a director of any other company with a class of securities registered pursuant to section 12 of the Exchange Act or subject to the requirements of section 15(d) of the Exchange Act, or any company registered as an investment company under the Investment Company Act of 1940, as amended.

There are no family relationships among directors, nominees or executive officers of the Corporation.

Meetings and Committees of the Board of Directors

The Corporation’s Board of Directors held eleven meetings during 2020. None of the Corporation’s directors attended fewer than 75% of all board meetings and the meetings of any committee(s) of which he or she was a member.

It is the policy of the Corporation that directors attend each annual meeting of shareholders. All of the Corporation’s Board of Directors then in office attended the 2020 Annual Meeting of Shareholders. The Corporation’s Board has several standing committees including an Audit and Risk Management Committee, a Nominating Committee and a Compensation Committee.

Audit and Risk Management Committee. The current members of the Audit and Risk Management Committee are J. Gary Ciccone, Ronald V. Jackson, K. Clark Stallings, and W. Lyndo Tippett (chairman). The members of the committee are “independent” as defined by NASDAQ listing standards and the regulations promulgated under the Exchange Act and are financially literate. The Audit and Risk Management Committee met seven times during 2020. The Board of Directors has adopted a written Audit and Risk Management Committee Charter, which is available under the Investor Overview tab in the Investor Relations section of our website, www.selectbank.com. The report of the Audit and Risk Management Committee is included below following the discussion of Proposal 3.

The Board of Directors has determined that W. Lyndo Tippett, a member of the Audit and Risk Management Committee, meets the requirements adopted by the SEC for qualification as an “audit committee financial expert.” An audit committee financial expert is defined as a person who has the following attributes: (i) an understanding of generally accepted accounting principles and financial statements; (ii) the ability to assess the general application of Generally Accepted Accounting Principles (U.S.) in connection with the accounting for estimates, accruals and reserves; (iii) experience preparing, auditing, analyzing or evaluating financial statements that are of the same level of complexity that can be expected in the registrant’s financial statements, or experience supervising people engaged in such activities; (iv) an understanding of internal controls and procedures for financial reporting; and (v) an understanding of audit committee functions.

Nominating Committee. The duties of the Nominating Committee are: (i) to assist the Board of Directors, on an annual basis, by identifying individuals qualified to become board members, and to recommend to the Board the director nominees for the next meeting of shareholders at which directors are to be elected; and (ii) to assist the Board of Directors by identifying individuals qualified to become board members, in the event that a vacancy on the Board exists and that such vacancy should be filled.

The current members of the Nominating Committee are J. Gary Ciccone, Gerald W. Hayes, Ronald V. Jackson (chairman), and Carlie C. McLamb, Jr., each of whom is “independent” as defined by NASDAQ listing standards and applicable SEC rules and regulations. The nominating committee met once during 2020. The Bylaws of the Corporation state that candidates may be nominated for election to the Board of Directors by the Nominating Committee or by any shareholder of the Corporation’s common stock. It is the policy of the Nominating Committee to consider all shareholder nominations. Shareholder nominations must be submitted to the Nominating Committee in writing on or before September 30th of the year preceding the annual meeting at which the nominee would stand for election to the Board of Directors and must be accompanied by each nominee’s written consent to serve as a director of the Corporation if elected. The Bylaws of the Corporation require that all nominees for director, including shareholder nominees, have business, economic or residential ties to the Corporation’s market area. In evaluating nominees for director, the Nominating Committee values community involvement and experience in finance or banking including prior service as an officer or director of an entity engaged in the financial services business, although such experience is not a prerequisite for nomination. Although there is not currently a formal policy requiring that the Nominating Committee consider diversity in its identification of nominees to the Board of Directors, the committee values diversity, including diversity of background, experience and expertise.

The Board of Directors has adopted a written Nominating Committee charter that is reviewed annually for adequacy and which is available under the Investor Overview tab in the Investor Relations section of our website, www.selectbank.com. Each of the nominees for election to the Board of Directors included in this proxy statement was nominated by the Nominating Committee.

Compensation Committee. The current members of the Compensation Committee are J. Gary Ciccone, Gerald W. Hayes (chairman), Alicia S. Hawk, John W. McCauley, and V. Parker Overton. The Compensation Committee meets on an as-needed basis to review the salaries and compensation programs required to attract and retain the Corporation’s executive officers. The Compensation Committee met three times during 2020. The Committee approves the compensation of the President and Chief Executive Officer. The compensation of officers that report to the President, including the Chief Financial Officer, Chief Banking Officer, Chief Operating Officer and Chief Credit Officer, is recommended by the President and Chief Executive Officer based on such officer’s experience, managerial effectiveness, contribution to the Corporation’s overall profitability, maintenance of regulatory compliance standards and professional leadership. The Committee compares the compensation of the Corporation’s executive officers with compensation paid to executives of similarly situated bank holding companies, other businesses in the Corporation’s market area, and appropriate state and national salary data. The Committee is not bound by recommendations made by the President and Chief Executive Officer. Furthermore, the President and Chief Executive Officer does not have any input into his own compensation. The Compensation Committee also engages third-party compensation consultants on occasion to assist in determining executive pay or additional benefits, but does not delegate its duties. Please see the discussion below under the heading “Compensation Discussion and Analysis” for a detailed discussion of our compensation programs and practices.

The Board of Directors has adopted a written Compensation Committee charter, which is available under the Investor Overview tab in the Investor Relations section of the Corporation’s website, www.selectbank.com.

Compensation Committee Interlocks and Insider Participation

During 2020, no member of the Compensation Committee was an officer or employee of the Corporation, and none of the members of the Compensation Committee during the last fiscal year has ever been an officer of the Corporation. There were no interlocking relationships during the last fiscal year that require disclosure under applicable SEC rules.

Transactions with Related Persons

Policies and Procedures. Under its charter, the Audit and Risk Management Committee is charged with the responsibility of reviewing, approving and/or ratifying all transactions with “related persons,” as such term is defined under Item 404 of SEC Regulation S-K. The term “related person” is defined to include:

•	any director or executive officer of the Corporation;
•	any immediate family member of a director or executive officer, which includes parents, children, stepparents, stepchildren, spouses, siblings and in-laws;
•	any shareholder owning more than five percent of our common stock; and
•	any immediate family member of a more than five percent holder of our common stock.

Indebtedness of and Transactions with Management. The Corporation’s bank subsidiary, Select Bank & Trust Company, has had, and expects to have in the future, banking and other transactions in the ordinary course of business with certain of its current directors, nominees for director, executive officers and associates. All such transactions are made on substantially the same terms, including interest rates, repayment terms and collateral, as those prevailing for comparable transactions with persons not related to the lender, and do not involve more than the normal risk of collection or present other unfavorable features. Loans made by Select Bank & Trust Company to directors and executive officers are subject to the requirements of Regulation O of the Board of Governors of the Federal Reserve System. Regulation O requires, among other things, prior approval of the Board of Directors with any “interested director” not participating, dollar limitations on amounts of certain loans and prohibits any favorable treatment being extended to any director or executive officer in any of the bank’s lending matters.

Executive Compensation AND RELATED MATTERS

Executive Officers

The following table sets forth certain information regarding the Corporation’s current executive officers. These five executive officers are our “named executive officers” for the 2020 fiscal year.

Name	Age	Position with Corporation	Business Experience
William L. Hedgepeth II	59	President and Chief Executive Officer	President and Chief Executive Officer of the Corporation and its subsidiary bank, 2007-Present.
W. Keith Betts	64	Executive Vice President and Chief Banking Officer	Executive Vice President and Chief Banking Officer of the Corporation and its subsidiary bank, 2017-Present; Regional Executive, Select Bank & Trust, 2016; President and Chief Executive Officer, Port City Capital Bank, Wilmington, NC, 2001-2006.
Mark A. Jeffries	65	Executive Vice President and Chief Financial Officer	Executive Vice President and Chief Financial Officer of the Corporation and its subsidiary bank, 2014-Present; Executive Vice President and Chief Financial Officer, Millennium Bank, NA and its parent company, Millennium Bankshares Corporation, Sterling, VA, 2009-2014.
Lynn H. Johnson	58	Executive Vice President and Chief Operating Officer	Executive Vice President and Chief Operating Officer of the Corporation and its subsidiary bank, 2017-Present; Executive Vice President and Chief Administrative Officer of the Corporation and its subsidiary bank, 2014-2017; Corporate Ethics Officer and Senior Vice President, Select Bank & Trust (formerly New Century Bank), 2011-2014.
D. Richard Tobin, Jr.	64	Executive Vice President and Chief Credit Officer	Executive Vice President and Chief Credit Officer of the Corporation and its subsidiary bank, 2012-Present; Senior Vice President and Senior Credit Administrator, Select Bank & Trust (formerly New Century Bank), 2008-2012.

Compensation Discussion and Analysis

This Compensation Discussion and Analysis is intended to assist our shareholders in understanding the Corporation’s compensation programs. It presents and explains the philosophy underlying our compensation strategy and the fundamental elements of compensation paid to our named executive officers (collectively, “named executive officers” or “NEOs”) whose 2020 compensation information is provided in the tables following this discussion. Our 2020 NEOs are the following:

William L. Hedgepeth II	President and Chief Executive Officer
W. Keith Betts	Executive Vice President and Chief Banking Officer
Mark A. Jeffries	Executive Vice President and Chief Financial Officer
Lynn H. Johnson	Executive Vice President and Chief Operating Officer
D. Richard Tobin, Jr.	Executive Vice President and Chief Credit Officer

Specifically, this Compensation Discussion and Analysis addresses the following:

•	certain relevant 2020 business performance highlights;
•	our compensation philosophy and the objectives of our compensation programs;
•	what our compensation programs are designed to reward;
•	our process for determining executive officer compensation, including:

— the role and responsibility of the Compensation Committee;

— the role of the Chief Executive Officer and other named executive officers;

— the role of compensation consultants; and

— benchmarking and other market analyses;

•	elements of compensation provided to our executive officers, including:

— the purpose of each element of compensation;

— why we elect to pay each element of compensation;

— how we determine the levels or payout opportunities for each element; and

— decisions on final payments for each element and how these align with performance

•	other compensation and benefit policies affecting our executive officers.

2020 Business Performance Highlights

The following is a list of certain of our 2020 business performance highlights, which are relevant when we consider and evaluate our compensation policies and the effectiveness of our compensation philosophies.

•	Net income for the year ended December 31, 2020 of $8.2 million and basic and diluted earnings per share of $0.46 and $0.45, respectively compared to net income of $13.0 million and basic and diluted earnings per share of $0.69 and $0.68, respectively for the year ended December 31, 2019.

•	Total assets, total deposits, and gross loans for the Corporation as of December 31, 2020 were $1.73 billion, $1.49 billion and $1.30 billion, respectively, compared to total assets of $1.28 billion, total deposits of $992.8 million, and gross loans of $1.03 billion as of the same date in 2019.

•	For the twelve months ended December 31, 2020, return on average assets was 0.52% and return on average equity was 3.81%, compared to 1.03% and 6.08%, respectively, for the twelve months ended December 31, 2019.

•	Non-performing loans increased to $14.3 million at December 31, 2020 from $12.1 million at December 31, 2019. Non-performing loans equaled 1.10% of gross loans at December 31, 2020 and 1.18% at December 31, 2019. Foreclosed real estate equaled $2.2 million at December 31, 2020, compared to $3.5 million at December 31, 2019.

•	For the year ended December 31, 2020, net charge-offs were 0.04% of average loans, compared to net charge offs of 0.07% of average loans in 2019. At December 31, 2020, the allowance for loan losses was 1.08% of total loans, as compared to 0.81% of total loans, at December 31, 2019.

•	Net interest margin was 3.79% for the year ending December 31, 2020, as compared to 4.04% for the year ending December 31, 2019.

When considering such results, we do not view such results in isolation and believe it is important to consider trends, anomalies, and strategic initiatives so that long-term shareholder interests can be appropriately aligned with our compensation practices and philosophies.

The Compensation Committee believes that the most effective compensation programs strive to accomplish the following objectives:

•	aligning the interests of the employee with those of the Corporation’s shareholders;
•	attracting and retaining talented individuals and top performers; and
•	motivating performance toward the achievement of short-term and long-term goals.

To meet these objectives, the Compensation Committee has carefully structured the Corporation’s compensation programs in the following manner:

•	base compensation levels benchmarked to, and competitive with, the 50th percentile of market, defined in terms of geography, company type, and company size, with actual base pay varying in a normal range around the 50th percentile based on individual performance and other factors;

•	annual incentive compensation that varies in a consistent manner with the achievement of both the financial and operating objectives of the Corporation and individual performance objectives, which together support our business strategy;

•	long-term incentive compensation (equity) that balances retention with the achievement of longer-term (minimum three year) financial and strategic goals;

•	executive benefits that are meaningful and competitive with, and comparable to, those offered by similar organizations; and

•	an appropriate balance between base pay, short-term incentives, long-term incentives, and benefits that provides a total target compensation opportunity that generally aligns with the market 50th percentile.

In designing and administering the Corporation’s executive compensation program, the Compensation Committee strives to maintain an appropriate balance across all the various compensation elements, realizing that at times some objectives may be more difficult to achieve than others, or may even be in conflict with others. In addition, external factors, such as the general state of the economy and the banking industry or legislative changes impacting executive compensation, may impact the effectiveness of existing approaches to executive compensation. Such events require ongoing monitoring and a careful reconsideration of existing approaches by the Compensation Committee. On an annual basis, the Compensation Committee carefully evaluates and, where appropriate, makes decisions and adjustments to future compensation programs in an effort to consistently implement the strategic objectives of executive compensation.

Shareholder Outreach

At the 2020 Annual Meeting of Shareholders, approximately 92% of the voting shareholders approved the Corporation’s 2019 executive compensation program for the NEOs. We believe that these voting results reflect our shareholders’ endorsement and support of our executive compensation program and affirm alignment of our program with shareholder interests. We continue to maintain an active and open dialogue with our shareholders to identify ways to further refine and improve our executive compensation program, and the Compensation Committee believes our current program adequately and effectively addresses shareholder concerns, promotes the Corporation’s business strategy and aligns pay with performance and shareholder value.

Process for Determining Named Executive Officer Compensation

Role of the Compensation Committee. The Compensation Committee administers the Corporation’s executive compensation program. Throughout 2020, the Compensation Committee included J. Gary Ciccone, Gerald W. Hayes (chairman), Alicia S. Hawk, John W. McCauley, and V. Parker Overton. The members of the Compensation Committee all qualify as “independent” directors in accordance with the requirements of NASDAQ and current SEC regulations.

The Compensation Committee is responsible for all compensation decisions for the Chief Executive Officer and the other NEOs. The Compensation Committee annually reviews the levels of compensation along with the performance results on goals and objectives relating to compensation for the NEOs. Based on this evaluation, the Compensation Committee makes decisions related to our executive compensation program with final approval by the Board, except where the Compensation Committee has otherwise been given final authority with respect to a specific component of compensation. Additionally, the Compensation Committee periodically reviews our incentive plans and other equity-based plans. The Compensation Committee reviews, adopts and submits to the Board any proposed arrangement or plan and any amendment to an existing arrangement or plan that provides or will provide benefits to the executive officers collectively or to an individual executive officer. The Compensation Committee has sole authority to retain and terminate compensation consultants and other advisors as it deems appropriate.

Compensation Program Risk. While the Compensation Committee did not formally review whether the compensation arrangements, agreements, and benefit plans of the Corporation made available to the NEOs and to all other employees of the Corporation unduly encourage those employees to take unnecessary and excessive risks that could threaten the financial condition of the Corporation, the Compensation Committee firmly believes that the compensation policies and practices in effect in 2020 did not encourage undue risk taking. The Compensation Committee will in the future review an inventory of its executive and non-executive compensation programs, with particular emphasis on incentive compensation plans or programs. The Committee will evaluate, with the assistance of appropriate officers of the Corporation, the primary components of its compensation plans and practices to identify whether those components, either alone or in combination, properly balance compensation opportunities and risk. The Compensation Committee will consider various risk-mitigating policies in connection with this analysis, including stock ownership requirements, incentive compensation, and a claw-back policy. The Committee expects to monitor and periodically evaluate our incentive compensation arrangements, agreements and benefit plans at least annually, as part of the Corporation’s oversight of risk management for the organization. Please see the discussion under the heading “Board’s Role in Risk Oversight” on page 9 for additional discussion of our risk management practices.

Role of the Executive Officers. The Chief Executive Officer, with the assistance of the Corporation’s Chief Operating Officer, annually reviews the performance of the other NEOs, after which the Chief Executive Officer presents his conclusions and recommendations to the Compensation Committee for approval. The Compensation Committee has absolute discretion as to whether it approves the recommendations of the Chief Executive Officer or makes adjustments, as it deems appropriate. The Chief Executive Officer, Chief Financial Officer and Chief Operating Officer may also work with the Compensation Committee to gather and compile data needed for benchmarking purposes or for other analysis conducted by the Compensation Committee’s independent consultants and advisors.

Role of Compensation Consultant. In 2020, the Compensation Committee engaged Pearl Meyer & Partners, LLC (“Pearl Meyer”) to serve as the Compensation Committee’s independent compensation consultant. The Compensation Committee has sole authority to retain, terminate and approve the fees of its compensation consultant. In its role as the Compensation Committee’s independent advisor, Pearl Meyer attended Compensation Committee meetings and advised on matters including compensation program design, benchmarking of compensation, and relative pay for performance. Pearl Meyer also provided market data, analyses and advice regarding compensation of our NEOs and other executive officers. Pearl Meyer has not provided any services to the Corporation other than executive compensation consulting services provided to the Compensation Committee. The Compensation Committee considered the independence of Pearl Meyer in light of current SEC rules and NASDAQ listing standards and concluded that the work of Pearl Meyer did not raise any conflict of interest.

Benchmarking. The Compensation Committee reviews competitive data for comparable executive positions in the market. External market data is used by the Compensation Committee as a point of reference in its executive pay decisions in conjunction with financial and individual performance data. In considering the competitive environment, the Compensation Committee reviews compensation information disclosed by a peer group of comparatively sized companies with which we compete for business and executive talent and information derived from published survey data that compares the elements of each named executive officer’s target total direct compensation to the market information for executives with similar roles. The Compensation Committee’s independent compensation consultant compiles this information and size-adjusts the published survey data to reflect our asset size in relation to the survey participants to more accurately reflect the scope of responsibility for each named executive officer.

The Compensation Committee, with input from its independent compensation consultant, annually reviews and selects the peer companies, which generally consist of publicly traded, regional commercial bank holding companies. For 2020, the peer companies were selected primarily based upon the following criteria: (i) similar business operations and geographic footprint; (ii) assets and market capitalization between approximately one-half and two and one-half times our assets and market capitalization; and (iii) competitors for executive talent. For 2020 compensation purposes, our peer group consisted of the following companies:

Institution Name	Ticker	City	State	Total Assets 9/30/2020
American National Bankshares Inc.	AMNB	Danville	VA	2,903,304
Blue Ridge Bankshares, Inc.	BRBS	Charlottesville	VA	1,523,299
C&F Financial Corporation	CFFI	Toano	VA	2,080,851
Capital Bancorp, Inc.	CBNK	Rockville	MD	1,879,029
Citizens Holding Company	CIZN	Philadelphia	MS	1,374,217
Colony Bankcorp, Inc.	CBAN	Fitzgerald	GA	1,759,446
Community Bankers Trust Corporation	ESXB	Richmond	VA	1,622,237
Community Financial Corporation	TCFC	Waldorf	MD	2,137,437
ESSA Bancorp, Inc.	ESSA	Stroudsburg	PA	1,893,515
Eagle Financial Services, Inc.	EFSI	Berryville	VA	1,073,260
Fidelity D & D Bancorp, Inc.	FDBC	Dunmore	PA	1,711,043
First Community Bankshares, Inc.	FCBC	Bluefield	VA	2,947,928
First Community Corporation	FCCO	Lexington	SC	1,381,804
FNCB Bancorp, Inc.	FNCB	Dunmore	PA	1,443,191
Franklin Financial Services Corporation	FRAF	Chambersburg	PA	1,511,213
First National Corporation	FXNC	Strasburg	VA	942,733
Kentucky Bancshares, Inc.	KTYB	Paris	KY	1,200,539
MainStreet Bancshares, Inc.	MNSB	Fairfax	VA	1,630,188
National Bankshares, Inc.	NKSH	Blacksburg	VA	1,435,498
Partners Bancorp	PTRS	Salisbury	MD	1,543,957
Peoples Bancorp of North Carolina, Inc.	PEBK	Newton	NC	1,458,609
Premier Financial Bancorp, Inc.	PFBI	Huntington	WV	1,888,893
Shore Bancshares, Inc.	SHBI	Easton	MD	1,828,172
SmartFinancial, Inc.	SMBK	Knoxville	TN	3,387,588
Security Federal Corp.	SFDL	Aiken	SC	1,129,203
Southern First Bancshares, Inc.	SFST	Greenville	SC	2,479,411
Summit Financial Group, Inc.	SMMF	Moorefield	WV	2,946,862
Virginia National Bankshares Corporation	VABK	Charlottesville	VA	820,958

Elements of Compensation. The components of the 2020 executive compensation program, as well as the type of compensation and the objectives of the compensation, are discussed below:

Base Salary is established to attract and retain executives, to reward for their level of responsibility and experience, and is reviewed annually by the Compensation Committee to philosophically and practically target pay levels at the 50th percentile of our peer group.

Short-term (12 months) incentives are a variable form of compensation established annually to reward executives for the achievement of annual financial and operational goals and to promote accountability, strategic decision-making and teamwork among the executives.

Long-term incentives are a variable form of compensation granted to executive management from time to time, and not necessarily every year, to align executive management with shareholder goals by linking compensation to the achievement of longer term (more than one year) strategic objectives and the increase in shareholder value. Such incentives are typically satisfied by the delivery of equity ownership in the Corporation and provide a retentive value of key executives to the Corporation.

Perquisites and Benefits are provided to our executives primarily for their health and well-being and are competitive with similar types of offerings of banks we compete with for talent. Certain benefits are provided to assist with completing their responsibilities in the roles they perform for the Corporation.

Retirement Income and Savings are provided for all employees through our 401(k) retirement savings plan. The objectives of this element of compensation is to serve as a retention tool, to reward our employees for long-term service and loyalty, and to assist employees with saving for retirement. Beginning in 2019, we offered two NEOs a supplemental executive retirement plan to assist them with retirement income as a percentage of final base pay equivalent to that of other long-term employees due to contribution limitations of qualified plans for highly compensated key executives.

Base Salary. It is the Corporation’s philosophy that employees be paid a base salary that is competitive with the salaries paid by comparable organizations for comparable jobs based on each employee’s experience, performance and any other unique factors or qualifications. Generally, the Corporation has chosen to position cash compensation in a range around market median levels in order to remain competitive in attracting and retaining executive talent. The range is also benchmarked, and employees are paid within the market-benchmarked range based on their unique situation. Actual base salaries paid vary within a range based on performance over time. The allocation of total cash compensation between base salary and annual bonus or incentives is based on a variety of factors. In addition to the market positioning of the base salary and the mix of total compensation, the Compensation Committee also takes into consideration the following:

•	the executive’s performance;

•	the performance of the Corporation;

•	the performance of the individual business or corporate function for which the executive is responsible;

•	the nature and importance of the position and role within the Corporation;

•	the scope of the executive’s responsibility; and

•	the current compensation package in place for the executive, including the executive’s current annual salary and potential awards under the Corporation’s incentive plan.

In December of 2020, the Compensation Committee reviewed total compensation of named executive officers against market peer data in a study prepared by Pearl Meyer. Cumulative base salaries for the NEOs were determined to be within 3.0% of peer median, ranging from 92% of the median to 107% of the median.

Named Executive Officer	Title	2019 Base Pay	2020 Base Pay	Total Adjustment
William L. Hedgepeth, II	Chief Executive Officer	$391,363	$415,411	6.14%

Mark A. Jeffries	Chief Financial Officer	$230,608	$242,138	5.00%

Lynn H. Johnson	Chief Operating Officer	$229,369	$285,000	24.25%

W. Keith Betts	Chief Banking Officer	$227,136	$235,086	3.50%

D. Richard Tobin, Jr.	Chief Credit Officer	$225,360	$234,374	4.00%

Base pay increases for the NEOs in 2020 ranged from 3.50% to 6.14%, as reflected in the above table, with the exception of our Chief Operating Officer. Ms. Johnson’s base pay was increased 24.25% due to her increased responsibilities as Chief Operating Officer and the Committee’s compensation philosophy to target pay at the median of the market relative to competitive peers.

Annual Cash Incentive Plan. The Compensation Committee believes a formalized incentive plan with well-defined and clearly communicated objectives strengthens the link between performance and compensation. The Compensation Committee is also interested in continuing to shift the pay mix of NEOs to increase the at-risk portion of total pay linked to key performance initiatives defined on an annual basis and not as heavily weighted on the guaranteed base salary.

In 2020, a portion of our NEOs’ annual cash compensation was subject to achievement of pre-established performance targets to ensure alignment of executive compensation, Corporation performance, and strategic goal attainment. Annual incentive cash payouts reflect the extent to which annual targets for performance goals are met or exceeded. Targets for performance goals are set with the intent that achievement will ultimately result in enhancement to shareholder value. When determining the targets, the Compensation Committee considers past financial performance of the Corporation and its internal estimates of the current year’s planned financial performance. Growth expectations as well as improved profitability and operating efficiencies are the gauge by which meaningful targets are set and executive performance is measured. In the annual cash incentive plan effective in 2020, the Compensation Committee used a range of performance levels when setting cash incentive targets. The range establishes a minimum (Base) level of performance required to earn a cash payout and a maximum (Objective) level required to earn the maximum payout for that measured performance objective. The performance levels are set relative to the prior fiscal year’s actual results and current fiscal year projections. Another factor considered when setting the performance levels is the bank’s relative rank (above median) on key performance indicators when compared to its peers. The Base performance level is the minimum performance level required for any cash incentive payout, while the Objective level of performance is set at a high level of performance that requires significant efforts and exceptional execution to achieve.

The individually weighted measured performance objectives in 2020 for the named executive officers were:

•	Achievement of pre-tax, pre-incentive net income

•	Growth of average bank-wide loan portfolio

•	Growth of average bank-wide core deposits

•	Maintenance of non-interest income as a specific percentage of revenues

•	Reduction in operating expenses as measured by efficiency ratio

•	Limiting non-performing assets to an acceptable level of total assets

•	Maintaining an acceptable overall regulatory rating

Calculating Annual Incentive Awards. Each year a targeted percentage of base salary will be determined for each NEO as the maximum incentive possible to be earned under the plan. For 2020, the maximum targeted percentage of base salary that could be earned by each NEO was thirty percent (30%). The formula used to calculate the payment to be awarded to a named executive officer under the 2020 annual incentive plan was:

Base Salary × Target Percentage of Base Salary × Company Achievement of Pre-tax, Pre-Incentive Net Income × Percentage Achievement of Weighted Performance Objectives

The 2020 performance goals for short-term incentive compensation were chosen because each of the goals strongly aligned with the overall business objectives of the Corporation for the year and with the Corporation’s overall strategic plan. A determination of the earned payouts under the 2020 plan based on actual performance resulted in a de minimis payout to the NEOs. Therefore, based on the unusual circumstances in 2020 due to the COVID-19 pandemic, the difficult conditions under which all employees worked and the extraordinary effort and contribution of the executive team, the Committee recommended and the Board approved a discretionary payout of bonuses to the NEOs.

Long-Term Equity Awards. The Compensation Committee believes that the Corporation’s executive compensation program should include a meaningful equity-based component because this best aligns the interests of our executives with those of the Corporation’s shareholders. Our NEOs are eligible to receive awards under the Corporation’s shareholder-approved 2018 Omnibus Stock Incentive Plan (the “2018 Plan”). Under the 2018 Plan, awards may be granted from time to time and may be in the form of stock options, stock units, stock awards, stock appreciation rights, and other stock-based awards. Effective with shareholder approval of the 2018 Plan at the Corporation’s 2018 annual meeting of shareholders, the 2010 Omnibus Stock Ownership and Long Term Incentive Plan (“2010 Plan”) was discontinued, thereby prohibiting any further grants from the plan. Any outstanding option award previously made under the 2010 Plan continues under the terms of the prior grant until the individual option award is exercised, terminates, or expires.

The Compensation Committee carefully considers the following factors when determining the type and amount of equity to award:

•	prior awards issued to the NEO;

•	the current amount and intrinsic value of unvested equity held by the NEO;

•	current number of shares owned by the NEO;

•	proportion of total compensation on an annual basis consisting of equity awards; and

•	peer market data on the median level of equity awarded to comparable positions.

The Compensation Committee considers long-term equity-based compensation to be critical to the alignment of executive compensation with shareholder value creation. Therefore, a market competitive, long-term equity-based incentive component is an integral part of our overall executive compensation program. Long-term equity incentive opportunities are established based on competitive market practices. In January of 2020, the Committee granted incentive stock options to the NEOs. Subject to the continued employment of the option recipient, the incentive stock options will vest ratably over five (5) years, 20% per year, with the first vesting occurring on the first anniversary of the date of grant. Please see the Summary Compensation Table and Grants of Plan-Based Awards tables below for additional information on the Corporation’s stock option awards.

Perquisites. We provide our NEOs with customary perquisites offered to similar executives in our industry, including a company car or travel allowances where necessary and club memberships for certain NEOs. We view these perquisites as being beneficial to the Corporation, in addition to being directly compensatory to the executive officers. For example, the club memberships are regularly used in the general course of our business, such as for business meetings and entertaining. Corporation cars and travel allowances provided to executive officers are used primarily for business purposes. In addition, these perquisites, as a minor expense to the Corporation, provide a useful benefit in our efforts to recruit, attract, and retain top executive talent. Additional details on the perquisites that we provide to our NEOs are provided in a supplementary table to the Summary Compensation Table included below in this Proxy Statement.

Health and Welfare Plans. The named executive officers are eligible to participate in Corporation-sponsored benefit plans on the same terms and conditions as those generally provided to salaried employees. Basic health benefits, dental benefits, and similar programs are provided to make certain that access to healthcare and income protection is available to our employees and their family members. Health benefits also include a Section 125 plan or a health savings account to provide for pre-tax deferral for non-reimbursable health expenses. The cost of Corporation-sponsored benefit plans is negotiated with the providers of such benefits, and the executive officers contribute to the cost of the benefits.

Supplemental Retirement Benefits. In addition to participation in the Corporation’s 401(k) savings plan, two of our named executive officers, Mr. Hedgepeth and Ms. Johnson, are entitled to certain supplemental retirement benefits under supplemental executive retirement plan (“SERP”) agreements that were entered into during 2019 with Select Bank & Trust Company. These agreements, which are unfunded and payable from the bank’s general assets, were put in place to encourage the retention of these key executives and to provide benefits that supplement those that the executives can otherwise contribute to under the Corporation’s existing retirement plans. See section entitled “2019 Supplemental Executive Retirement Plan Agreements” and accompanying tables below for additional discussion of these supplemental executive retirement plan agreements.

Employment Agreements

As of December 31, 2020, the Corporation and Select Bank & Trust Company were party to employment agreements with each of the named executive officers: William L. Hedgepeth II, Mark A. Jeffries, Lynn H. Johnson, W. Keith Betts, and D. Richard Tobin, Jr. The agreements establish the scope, terms, and conditions of each employee’s employment by the Corporation and Select Bank & Trust. The following discussion summarizes the employment agreements as in effect at December 31, 2020, and is qualified in its entirety by reference to the employment agreements as filed with the Securities and Exchange Commission. Additional quantitative disclosure and discussion regarding the amounts payable pursuant to the agreements is included in the Summary Compensation Table and related sections that follow, including the subsection entitled “Potential Payments Upon Termination or Change in Control.”

Employment Agreement with William L. Hedgepeth II

The Corporation has entered into an employment agreement with William L. Hedgepeth II as its President and Chief Executive Officer, which was in effect during 2020. The employment agreement includes customary non-competition and confidentiality covenants, establishes Mr. Hedgepeth’s duties and compensation, and provides for his continued employment with the Corporation.

Base Salary. During 2020, Mr. Hedgepeth was paid an annual salary of $415,411 under his agreement. Mr. Hedgepeth is also entitled to receive cash bonuses on an annual basis as determined by the Board of Directors or the Compensation Committee.

Benefits. Mr. Hedgepeth is entitled to participate in any and all retirement and employee benefit plans maintained by the Corporation on behalf of its employees, as well as fringe benefits normally associated with Mr. Hedgepeth’s position with the Corporation or made available to all other employees. In addition, the Corporation has agreed to provide Mr. Hedgepeth with the following benefits:

•	Five weeks of paid vacation leave per year;

•	Reimbursement for reasonable expenses incurred in the performance of his duties under the employment agreement;

•	Payment of monthly dues associated with membership in a country club;

•	Major medical insurance, dental insurance and eyecare insurance coverage for Mr. Hedgepeth and his immediate family;

•	Short- and long-term disability insurance coverage in an amount equal to at least current base salary;

•	Participation in incentive and bonus compensation plans;

•	Participation in all savings, pension and retirement plans (including the bank’s 401(k) savings plan); and

•	A monthly car allowance of $1,000.

Term. Mr. Hedgepeth’s employment agreement, dated January 9, 2008, provides for an initial term of three (3) years, with the term being extended for an additional one year on each anniversary of the agreement’s signing unless there is an affirmative decision not to renew the contract by the Board of Directors or by Mr. Hedgepeth given no later than ninety (90) days prior to the anniversary date. Absent notification of non-renewal, the term remaining on his employment agreement will never be less than 2 years.

Covenants. Mr. Hedgepeth’s employment agreement also includes certain restrictive covenants that limit Mr. Hedgepeth’s ability to compete with the Corporation and to solicit, or attempt to solicit, certain customers and any employee of the Corporation and its subsidiaries and affiliates for a period of twelve months after termination by Mr. Hedgepeth of his employment without good reason or to divulge certain confidential information concerning the Corporation for any purpose other than as necessary in performance of his duties to the Corporation. Mr. Hedgepeth’s covenants not to compete contained in the agreement may, in some instances, extend beyond twelve months or, such as upon a “change in control” of the Corporation, become null and void.

Change in Control Benefits. Mr. Hedgepeth is also entitled to certain benefits in the event of a change in control of the Corporation. A change in control means any of the following events:

•	The acquisition by any “person” (as such term is defined in section 7(j)(8)(A) of the Change in Bank Control Act of 1978), directly or indirectly, of beneficial ownership of voting stock representing 25% or more of any class of voting securities of the Corporation, or the acquisition of control of the election of a majority of the directors of the Corporation;

•	The consolidation or merger of the Corporation with or into another entity where the Corporation is not the surviving corporation; or

•	The sale or transfer of all or substantially all of the assets of the Corporation to another entity.

If the Corporation terminates Mr. Hedgepeth’s employment other than for cause or disability or Mr. Hedgepeth terminates his employment following an “adverse change” in his employment, in either case, within one year after a change in control, then Mr. Hedgepeth will be entitled to receive a lump sum cash payment equal to 299% of his “base amount,” as that term is defined in section 280G of the Internal Revenue Code of 1986, as amended (the “Code”).

For purposes of Mr. Hedgepeth’s employment agreement an “adverse change” includes any of the following events:

•	If Mr. Hedgepeth is assigned duties and/or responsibilities that are inconsistent with his position, duties, responsibilities, or status at the time of the change in control or with his reporting responsibilities or titles with the bank in effect at such time;

•	If Mr. Hedgepeth’s annual base salary is reduced below the amount in effect as of the effective date of the change in control;

•	If Mr. Hedgepeth’s life insurance, major medical insurance, disability insurance, dental insurance, stock option plans, stock purchase plans, deferred compensation plans, management retention plans, retirement plans, or similar plans or benefits being provided by the Corporation to the executive as of the effective date of the change in control are reduced in their level, scope, or coverage, or any such insurance, plans, or benefits are eliminated, unless such reduction or elimination applies proportionately to all salaried employees of the Corporation who participated in such benefits prior to such change in control; or

•	If Mr. Hedgepeth is transferred or required to report on a daily basis to a location more than 20 miles from Dunn, North Carolina or Fayetteville, North Carolina, without his express written consent.

Employment Agreement with Mark A. Jeffries

The Corporation has entered into an employment agreement with Mark A. Jeffries as its Executive Vice President and Chief Financial Officer, which was in effect during 2020. The employment agreement includes customary non-competition and confidentiality covenants, establishes Mr. Jeffries’s duties and compensation, and provides for his continued employment with the bank.

Base Salary. During 2020, Mr. Jeffries was paid an annual salary of $242,138 under his agreement. Mr. Jeffries is also entitled to receive cash bonuses on an annual basis as determined by the Board of Directors or the Compensation Committee.

Benefits. Mr. Jeffries is entitled to participate in any and all retirement and employee benefit plans maintained by the bank on behalf of its employees, as well as fringe benefits normally associated with his position with the bank or made available to all other employees. In addition, the bank has agreed to provide Mr. Jeffries with the following benefits:

•	Five weeks of paid vacation leave per year;

•	Reimbursement for reasonable expenses incurred in the performance of his duties under the employment agreement;

•	Major medical insurance at least equivalent to that which is generally provided to active full-time employees of the bank;

•	Participation in incentive and bonus compensation plans; and

•	Participation in all savings, pension and retirement plans (including the bank’s 401(k) savings plan).

Term. The initial term of Mr. Jeffries’s employment agreement was three years from the original effective date of September 25, 2014, with such term being automatically extended for an additional year on each anniversary of the agreement’s effective date, unless written notice of non-renewal of the term is received by either party no later than sixty (60) days prior to renewal. Absent notification of non-renewal, the term remaining on his employment agreement will never be less than 2 years.

Covenants. Mr. Jeffries’s employment agreement also includes certain restrictive covenants that limit Mr. Jeffries’s ability to compete with the Corporation and to solicit, or attempt to solicit, certain customers and any employee of the Corporation and its subsidiaries and affiliates for a period of twelve months after any termination by Mr. Jeffries’s of his employment or to divulge certain confidential information concerning the Corporation for any purpose other than as necessary in performance of his duties to the Corporation. Mr. Jeffries’s covenants not to compete contained in the agreement may, in some instances, extend beyond twelve months if he is entitled to severance benefits for a period that extends beyond twelve months.

Change in Control Benefits. Mr. Jeffries is also entitled to certain benefits in the event of a “change in control” of the Corporation. A change in control means a “change in control event” as defined in Treasury Regulation section 1.409A-3(i)(5), promulgated under section 409A of the Code. If the bank terminates Mr. Jeffries’s employment other than for cause or disability or Mr. Jeffries terminates his employment following a “termination event,” in either case within one year after a change in control, then Mr. Jeffries will be entitled to receive a lump sum cash payment equal to 299% of his “base amount,” as that term is defined in Code section 280G.

For purposes of Mr. Jeffries’s employment agreement, a “termination event” includes any of the following events:

•	If Mr. Jeffries is assigned duties and/or responsibilities that are inconsistent with his position, duties, responsibilities, or status at the time of the change in control or with his reporting responsibilities or titles with the bank in effect at such time;

•	If Mr. Jeffries’s annual base salary is reduced below the amount in effect as of the effective date of the change in control;

•	If Mr. Jeffries’s life insurance, major medical insurance, disability insurance, dental insurance, stock option plans, stock purchase plans, deferred compensation plans, management retention plans, retirement plans, or similar plans or benefits being provided by the Corporation as of the effective date of the change in control are reduced in their level, scope, or coverage, or any such insurance, plans, or benefits are eliminated, unless such reduction or elimination applies proportionately to all salaried employees of the Corporation who participated in such benefits prior to such change in control; or

•	If Mr. Jeffries is transferred to a location outside of Harnett County, North Carolina, without his express written consent.

Employment Agreement with Lynn H. Johnson

The Corporation has entered into an employment agreement with Lynn H. Johnson as its Executive Vice President and Chief Operating Officer, which was in effect during 2020. The employment agreement includes customary non-competition and confidentiality covenants, establishes Ms. Johnson’s duties and compensation, and provides for her continued employment with the bank.

Base Salary. During 2020, Ms. Johnson was paid an annual salary of $285,000 under her agreement. Ms. Johnson is also entitled to receive cash bonuses on an annual basis as determined by the Board of Directors or the Compensation Committee.

Benefits. Ms. Johnson is entitled to participate in any and all retirement and employee benefit plans maintained by the bank on behalf of its employees, as well as fringe benefits normally associated with her position with the bank or made available to all other employees. In addition, the bank has agreed to provide Ms. Johnson with the following benefits:

•	Five weeks of paid vacation leave per year;

•	Reimbursement for reasonable expenses incurred in the performance of her duties under the employment agreement;

•	Major medical insurance at least equivalent to that which is generally provided to active full-time employees of the bank;

•	Participation in incentive and bonus compensation plans;

•	Participation in all savings, pension and retirement plans (including the bank’s 401(k) savings plan); and

•	A monthly car allowance of $750.00.

Term. The initial term of Ms. Johnson’s employment agreement was three years from the original effective date of October 3, 2014, with such term being automatically extended for an additional year on each anniversary of the agreement’s effective date, unless written notice of non-renewal of the term is received by either party no later than sixty (60) days prior to renewal. Absent notification of non-renewal, the term remaining on her employment agreement will never be less than 2 years.

Covenants. Ms. Johnson’s employment agreement also includes certain restrictive covenants that limit Ms. Johnson’s ability to compete with the Corporation and to solicit, or attempt to solicit, certain customers and any employee of the Corporation and its subsidiaries and affiliates for a period of up to twelve months after termination by Ms. Johnson without cause or to divulge certain confidential information concerning the Corporation for any purpose other than as necessary in performance of her duties to the Corporation. Ms. Johnson’s covenants not to compete contained in the agreement may, in some instances, extend beyond twelve months if she is entitled to severance benefits for a period that extends beyond twelve months.

Change in Control Benefits. Ms. Johnson is also entitled to certain benefits in the event of a “change in control” of the Corporation. A change in control means a change in control event as defined in Treasury Regulation § 1.409A-3(i)(5), promulgated under Section 409A of the Code. If the bank terminates Ms. Johnson’s employment other than for cause or disability or Ms. Johnson terminates her employment following a “termination event,” in either case within one year after a change in control, then Ms. Johnson will be entitled to receive a lump sum cash payment equal to 299% of her “base amount,” as that term is defined in the Code.

For purposes of Ms. Johnson’s employment agreement, a “termination event” includes any of the following events:

•	If Ms. Johnson is assigned duties and/or responsibilities that are inconsistent with her position, duties, responsibilities, or status at the time of the change in control or with her reporting responsibilities or titles with the bank in effect at such time;

•	If Ms. Johnson’s annual base salary is reduced below the amount in effect as of the effective date of the change in control;

•	If Ms. Johnson’s life insurance, major medical insurance, disability insurance, dental insurance, stock option plans, stock purchase plans, deferred compensation plans, management retention plans, retirement plans, or similar plans or benefits being provided by the Corporation as of the effective date of the change in control are reduced in their level, scope, or coverage, or any such insurance, plans, or benefits are eliminated, unless such reduction or elimination applies proportionately to all salaried employees of the Corporation who participated in such benefits prior to such change in control; or

•	If Ms. Johnson is transferred to a location outside of Harnett County, North Carolina, without her express written consent.

Employment Agreement with D. Richard Tobin, Jr.

The Corporation has entered into an employment agreement with D. Richard Tobin, Jr. as its Executive Vice President and Chief Credit Officer, which was in effect during 2020. The employment agreement includes customary non-competition and confidentiality covenants, establishes Mr. Tobin’s duties and compensation, and provides for his continued employment with the bank.

Base Salary. During 2020, Mr. Tobin was paid an annual salary of $234,374 under his agreement. Mr. Tobin is also entitled to receive cash bonuses on an annual basis as determined by the Board of Directors or the Compensation Committee.

Benefits. Mr. Tobin is entitled to participate in any and all retirement and employee benefit plans maintained by the bank on behalf of its employees, as well as fringe benefits normally associated with his position with the bank or made available to all other employees. In addition, the bank has agreed to provide Mr. Tobin with the following benefits:

•	Five weeks of paid vacation leave per year;

•	Reimbursement for reasonable expenses incurred in the performance of his duties under the employment agreement;

•	Major medical insurance at least equivalent to that which is generally provided to active full-time employees of the bank;

•	Participation in incentive and bonus compensation plans;

•	Participation in all savings, pension and retirement plans (including the bank’s 401(k) savings plan); and

•	A monthly car allowance of $750.00.

Term. The initial term of Mr. Tobin’s employment agreement was two years from the original effective date of April 3, 2012. The current term of Mr. Tobin’s employment agreement is one year; the term of his agreement automatically extends for an additional year each April 3 unless written notice of non-renewal is received by either party no later than ninety (90) days prior to such renewal date.

Covenants. Mr. Tobin’s employment agreement also includes certain restrictive covenants that limit Mr. Tobin’s ability to compete with the Corporation and to solicit, or attempt to solicit, certain customers and any employee of the Corporation and its subsidiaries and affiliates for a period of twelve months after any termination by Mr. Tobin or to divulge certain confidential information concerning the Corporation for any purpose other than as necessary in performance of his duties to the Corporation. Mr. Tobin’s covenants not to compete contained in the agreement may, in some instances, extend beyond twelve months if he is entitled to severance benefits for a period that extends beyond twelve months.

Change in Control Benefits. Mr. Tobin is also entitled to certain benefits in the event of a “change in control” of the Corporation. A change in control means a change in ownership or effective control as defined in section 409A of the Code. If the bank terminates Mr. Tobin’s employment other than for cause or disability or Mr. Tobin terminates his employment following a “termination event,” in either case within one year after a change in control, then Mr. Tobin will be entitled to receive a lump sum cash payment equal to 299% of his “base amount,” as that term is defined in the Code.

For purposes of Mr. Tobin’s employment agreement, a “termination event” includes any of the following events:

•	If Mr. Tobin is assigned duties and/or responsibilities that are inconsistent with his position, duties, responsibilities, or status at the time of the change in control or with his reporting responsibilities or titles with the bank in effect at such time;

•	If Mr. Tobin’s annual base salary is reduced below the amount in effect as of the effective date of the change in control;

•	If Mr. Tobin’s life insurance, major medical insurance, disability insurance, dental insurance, stock option plans, stock purchase plans, deferred compensation plans, management retention plans, retirement plans, or similar plans or benefits being provided by the Corporation as of the effective date of the change in control are reduced in their level, scope, or coverage, or any such insurance, plans, or benefits are eliminated, unless such reduction or elimination applies proportionately to all salaried employees of the Corporation who participated in such benefits prior to such change in control; or

•	If Mr. Tobin is transferred to a location outside of Cumberland County, North Carolina and Harnett County, North Carolina, without his express written consent.

Employment Agreement with W. Keith Betts

The Corporation has entered into an employment agreement with W. Keith Betts as its Executive Vice President and Chief Banking Officer, which was in effect during 2020. The employment agreement includes customary non-competition and confidentiality covenants, establishes Mr. Betts’s duties and compensation, and provides for his continued employment with the bank.

Base Salary. During 2020, Mr. Betts was paid an annual salary of $235,086 under his agreement. Mr. Betts is also entitled to receive cash bonuses on an annual basis as determined by the Board of Directors or the Compensation Committee.

Benefits. Mr. Betts is entitled to participate in any and all retirement and employee benefit plans maintained by the bank on behalf of its employees, as well as fringe benefits normally associated with his position with the bank or made available to all other employees. In addition, the bank has agreed to provide Mr. Betts with the following benefits:

•	Five weeks of paid vacation leave per year;

•	Reimbursement for reasonable expenses incurred in the performance of his duties under the employment agreement;

•	A monthly car allowance of $895.83;

•	Major medical insurance at least equivalent to that which is generally provided to active full-time employees of the bank;

•	Participation in incentive and bonus compensation plans; and

•	Participation in all savings, pension and retirement plans (including the bank’s 401(k) savings plan).

Term. The initial term of Mr. Betts’s employment agreement was three years from the original effective date of January 11, 2017, with such term being automatically extended for an additional year on each anniversary of the agreement’s effective date, unless written notice of non-renewal of the term is received by either party no later than sixty (60) days prior to renewal. Absent notification of non-renewal, the term remaining on his employment agreement will never be less than 2 years.

Covenants. Mr. Betts’s employment agreement also includes certain restrictive covenants that limit Mr. Betts’s ability to compete with the Corporation and to solicit, or attempt to solicit, certain customers and any employee of the Corporation and its subsidiaries and affiliates for a period of twelve months after termination by Mr. Betts without cause or to divulge certain confidential information concerning the Corporation for any purpose other than as necessary in performance of his duties to the Corporation. Mr. Betts’s covenants not to compete contained in the agreement may, in some instances, extend beyond twelve months if he is entitled to severance benefits for a period that extends beyond twelve months.

Change in Control Benefits. Mr. Betts is also entitled to certain benefits in the event of a “change in control” of the Corporation. A change in control means a change in control event as defined in Treasury Regulation section 1.409A-3(i)(5), promulgated under Section 409A of the Code. If the bank terminates Mr. Betts’s employment other than for cause or disability or Mr. Betts terminates his employment following a “termination event,” in either case within one year after a change in control, then Mr. Betts will be entitled to receive a lump sum cash payment equal to 299% of his “base amount,” as that term is defined in Code section 280G.

For purposes of Mr. Betts’s employment agreement, a “termination event” includes any of the following events:

•	If Mr. Betts is assigned duties and/or responsibilities that are inconsistent with his position, duties, responsibilities, or status at the time of the change in control or with his reporting responsibilities or titles with the bank in effect at such time;

•	If Mr. Betts’s annual base salary is reduced below the amount in effect as of the effective date of the change in control;

•	If Mr. Betts’s life insurance, major medical insurance, disability insurance, dental insurance, stock option plans, stock purchase plans, deferred compensation plans, management retention plans, retirement plans, or similar plans or benefits being provided by the Corporation as of the effective date of the change in control are reduced in their level, scope, or coverage, or any such insurance, plans, or benefits are eliminated, unless such reduction or elimination applies proportionately to all salaried employees of the Corporation who participated in such benefits prior to such change in control; or

•	If Mr. Betts is transferred to a location outside of New Hanover County, North Carolina, without his express written consent.

Compensation Committee Report

The Compensation Committee has reviewed and discussed, among other things, the Compensation Discussion and Analysis contained in this proxy statement with the Corporation’s management. Based on such review and discussions, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Submitted by the Compensation Committee:

Gerald W. Hayes (chairman)

J. Gary Ciccone

Alicia S. Hawk

John W. McCauley

V. Parker Overton

SUMMARY COMPENSATION AND OTHER TABLES

Summary Compensation Table

The Summary Compensation Table below sets forth the total compensation awarded to, earned by or paid to our named executive officers for 2018, 2019 and 2020.

Name and Principal Position		Base Salary	Bonus (1)	Option Awards (2)	Pension & NQDC (3)	Other Compensation (4)	Total Compensation
William L. Hedgepeth II	2020	$415,411	$50,000	$84,840	$108,585	$49,237	$708,073
President and Chief Executive Officer	2019	$391,363	$35,000	$90,330	$43,421	$61,531	$621,645
	2018	$370,541	$25,000	$-	$-	$66,828	$462,369

Mark A. Jeffries	2020	$242,138	$27,500	$42,420	$-	$15,516	$327,574
EVP - Chief Financial Officer	2019	$230,608	$25,000	$45,165	$-	$14,520	$315,293
	2018	$221,738	$12,000	$-	$-	$7,474	$241,212

Lynn H. Johnson	2020	$285,000	$37,500	$56,560	$74,060	$22,576	$475,696
EVP - Chief Operating Officer	2019	$229,369	$30,000	$45,165	$20,964	$20,677	$346,175
	2018	$220,547	$25,000	$-	$-	$22,362	$267,909

W. Keith Betts	2020	$235,086	$25,000	$28,280	$-	$30,442	$318,808
EVP - Chief Banking Officer	2019	$227,136	$25,000	$45,165	$-	$32,918	$330,219
	2018	$218,400	$12,000	$-	$-	$28,539	$258,939

D. Richard Tobin, Jr.	2020	$234,374	$25,000	$28,280	$-	$24,720	$312,374
EVP - Chief Credit Officer	2019	$225,360	$25,000	$45,165	$-	$24,184	$319,709
	2018	$216,693	$12,000	$-	$-	$22,861	$251,554

(1)	Reflects discretionary cash bonus awards made by the Compensation Committee.

(2)	Calculated in accordance with FASB ASC Topic 718 and represents the fair value of stock options awarded based on the market price of the Corporation’s common stock on the date of grant of such award; the values do not represent actual cash compensation earned. The assumptions used in estimating the fair value of stock options are set forth in Note P to the Corporation’s audited consolidated financial statements for the year ended December 31, 2020.

(3)	The amounts in this column reflect the annual change in the total actuarial net present value of the NEOs’ accrued benefits under the executive’s individual SERP agreement. Mr. Hedgepeth and Ms. Johnson are the only NEOs that are parties to SERP agreements with our subsidiary bank.

(4)	Details on the amounts reported for “All Other Compensation” in 2020 are set forth in the following supplementary table:

Details on All Other Compensation Reported in the Summary Compensation Table for 2020

Named Executive Officer	Auto Provision	Country Club Membership and Dues	Employer 401(k) Match	Life Insurance	Family Health Insurance	Total Other Compensation
William L. Hedgepeth II; President, CEO	$12,000	$4,968	$12,462	$102	$19,705	$49,237

Mark A. Jeffries; Chief Financial Officer	$-	$-	$15,414	$102		$15,516

Lynn H. Johnson; Chief Operating Officer	$9,000	$-	$13,474	$102		$22,576

W. Keith Betts; Chief Banking Officer	$10,750	$4,260	$14,477	$955		$30,442

D. Richard Tobin, Jr.; Chief Credit Officer	$9,000	$-	$15,618	$102		$24,720

Grants of Plan-Based Awards. The Grants of Plan-Based Awards Table below sets forth the non-equity incentive plan awards and equity awards granted in 2020 to our NEOs. The table should be read in conjunction with the Summary Compensation Table provided above. The non-equity incentive plan awards were made under the Corporation’s annual cash incentive plan discussed previously. The stock option awards were granted pursuant to the Corporation’s 2018 Omnibus Stock Incentive Plan.

Grants of Plan-Based Awards

		Estimated future payouts under non-equity			All Other Option
		incentive plan awards (1)			Awards:	Exercise or Base	Grant Date Fair Value
		Threshold		Stretch	Number of Securities	Price of	of Stock and
Name	Grant Date	(Minimum)	Target	(Maximum)	Underlying Options (2)	Option Awards ($/Sh)	Option Awards (3)
William L. Hedgepeth II	1/15/2020	$0.00	$62,312	$124,623	-	-	-
	1/21/2020	-	-	-	15,000	$11.84	$84,840
D. Richard Tobin, Jr.	1/15/2020	$0.00	$35,156	$70,312	-	-	-
	1/21/2020	-	-	-	5,000	$11.84	$28,280
Lynn H. Johnson	1/15/2020	$0.00	$42,750	$85,500	-	-	-
	1/21/2020	-	-	-	10,000	$11.84	$56,560
W. Keith Betts	1/15/2020	$0.00	$35,263	$70,526	-	-	-
	1/21/2020	-	-	-	5,000	$11.84	$28,280
Mark A. Jeffries	1/15/2020	$0.00	$36,321	$72,641	-	-	-
	1/21/2020	-	-	-	7,500	$11.84	$42,420

(1)	These amounts represent potential payouts under the annual cash incentive plan based on a maximum of 30% of base salary for each executive participant in the plan. This plan was authorized and approved by the Compensation Committee on January 15, 2020. Each award had an annual performance period that has now concluded, and no payout was made by the Compensation Committee under the annual cash incentive plan. Determination of payout is based on percentage of pre-tax net income earned and achievement of individually weighted, key performance measures as described in the Compensation Discussion and Analysis section above beginning on page 20.

(2)	All of the option grants are subject to a five-year vesting schedule, with, subject to the continued employment of the option recipient, 20% of the options becoming exercisable on each anniversary of the date of grant.

(3)	These amounts represent the grant date fair value of the option grants based on the Black-Scholes value on the grant date of $5.66 per share.

Outstanding Equity Awards. The following table sets forth certain information regarding vested and unvested stock options outstanding as of December 31, 2020. All of the Corporation’s outstanding stock options have been granted at 100% of fair market value on the date of grant.

Outstanding Equity Awards at Fiscal-Year End

	Option Awards (1)
Named Executive Officer	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Options Exercise Price	Option Expiration Date
William L. Hedgepeth II	1/21/2020	-	15,000	-	$11.84	1/21/2030
	1/22/2019	3,000	12,000	-	$11.84	1/22/2029
	9/6/2017	4,200	2,800	-	$11.27	9/6/2027
	1/24/2017	3,900	2,600	-	$10.15	1/24/2027
	2/23/2016	12,000	3,000	-	$8.04	2/23/2026
	2/11/2015	15,000	-	-	$6.93	2/11/2025
	2/22/2011	5,000	-	-	$5.03	2/22/2021
D. Richard Tobin, Jr.	1/21/2020	-	5,000	-	$11.84	1/21/2030
	1/22/2019	1,500	6,000	-	$11.84	1/22/2029
	1/24/2017	1,620	1,080	-	$10.15	1/24/2027
Lynn H. Johnson	1/21/2020	-	10,000	-	$11.84	1/21/2030
	1/22/2019	1,500	6,000	-	$11.84	1/22/2029
	1/24/2017	840	1,680	-	$10.15	1/24/2027
	2/23/2016	2,000	2,000	-	$8.04	2/23/2026
	2/11/2015	1,500	-	-	$6.93	2/11/2025
W. Keith Betts	1/21/2020	-	5,000	-	$11.84	1/21/2030
	1/22/2019	1,500	6,000	-	$11.84	1/22/2029
	1/24/2017	1,020	680	-	$10.15	1/24/2027
	4/14/2016	2,000	500	-	$8.12	4/14/2026
Mark A. Jeffries	1/21/2020	-	7,500	-	$11.84	1/21/2030
	1/22/2019	1,500	6,000	-	$11.84	1/22/2029
	1/24/2017	2,520	1,680	-	$10.15	1/24/2027

(1)	Options subject to a five-year vesting schedule whereby 20% of the shares subject to the option grant become exercisable on each anniversary of the grant date.

Option Exercises and Stock Vested. Set forth below is a table detailing the number of shares of Corporation common stock for which options were exercised by a NEO during the fiscal year ended December 31, 2020 and the aggregate dollar value realized upon the exercise of such option, measured by the difference between the exercise price of the option and the market value of the stock on the date of exercise.

Option Exercises and Stock Vested

Stock Options Awards
Named Executive Officer	Date of Exercise	Shares Acquired on Exercise	Value Realized on Exercise ($)
William L. Hedgepeth II	N/A	-	-

Mark A. Jeffries	N/A	-	-

D. Richard Tobin	2/7/2020	1,000	$5,320

Lynn H. Johnson	N/A	-	-

W. Keith Betts	N/A	-	-

As of December 31, 2020, there were no stock awards outstanding to our named executive officers.

2019 Supplemental Executive Retirement Plan Agreements. The Corporation’s subsidiary bank, Select Bank & Trust Company, has entered into supplemental executive retirement plan agreements (“SERPs”) with Mr. Hedgepeth and Ms. Johnson. Subject to its terms and conditions, each SERP is an unfunded promise intended to provide the officer with certain supplemental retirement benefits upon retirement, or if earlier, upon the officer’s separation from service for certain qualifying terminations of the officer’s employment. The amount and timing of payment of the supplemental retirement benefits vary based on a number of factors, including, among others, the age of the officer, the reason for any separation from service, and whether the officer has met the vesting requirements set forth in the agreement at the time of any payment triggering event. Set forth below is a table summarizing the benefit amount and timing of such payment that would be due to the officer upon certain events resulting in a separation from service of the officer from the employ of the bank:

Triggering Event	Benefit Amount(1)	Timing of Benefit Payments(2)	Acceleration of Benefit Vesting

Termination of employment on or after reaching normal retirement age of 67	Vested annual benefit amount on date of termination of employment	For 15 years, with first payment occurring on first day of year following termination of employment	n/a

Termination of employment by the officer without good reason (as defined in the SERP) before reaching normal retirement age of 67	Vested annual benefit amount on date of termination of employment	For 15 years, with first payment occurring on first day of year following the year individual reaches normal retirement age of 67	No

Termination of employment by the bank without cause (as defined in the SERP) or by the officer with good reason before reaching normal retirement age of 67	Projected vested annual benefit amount existing at age 67	For 15 years, with first payment occurring on first day of year following the year individual reaches normal retirement age of 67	No

Officer dies prior to terminating employment	Cash amount equal to the present value of projected vested annual benefit amount on date of death	Single lump-sum payment within 60 days of the date of officer’s death	Yes

Officer dies after termination of employment	Cash amount equal to the present value of vested annual benefit amount remaining at the officer’s death	Single lump-sum payment within 60 days of the date of officer’s death	n/a

Termination of employment due to disability before reaching normal retirement age of 67	Cash amount equal to the present value of the projected vested annual benefit amount as of date of termination of employment	Single lump-sum payment within 60 days of termination of employment	Yes

Termination of employment without cause or by officer for good reason within 12 months of a change in control of the bank	Cash amount equal to the present value of projected vested annual benefit amount as of date of termination of employment	Single lump-sum payment within 30 days of termination of employment	Yes

(1)	The benefit amount is subject to reduction in the event that the applicable payments would constitute “parachute payments” (within the meaning of Section 280G of the Code). The benefit amount would be reduced so that no payments to be made or benefit to be provided to the officer would be subject to the excise tax imposed under Code Section 4999.

(2)	Payment may be delayed as required by Code Section 409A if officer is a “specified employee” (as defined in Section 409A).

Additionally, if an officer is already receiving payments under the SERP at the time a change in control (as defined in the agreement) of the bank occurs, the benefit payments otherwise payable would generally be accelerated to a single lump-sum payment, with such lump-sum payment being equal to the present value of the benefit the officer is receiving at the time the change in control occurs, applying a five percent (5%) discount rate. Each SERP provides that the applicable officer would not be entitled to any benefit under the SERP if the officer’s separation from service is due to a termination with cause (as defined in the agreement).

The annual benefit amount to which an officer is entitled under the SERP is calculated based on a formula (as more particularly set forth in the SERP), which is generally designed for the officer to receive for a period of 15 years an annual benefit equal to a percentage of the officer’s average salary over the officer’s last sixty months of employment prior to the date that the officer either terminates employment or reaches normal retirement age (or, if later, the date that the officer terminates employment after reaching normal retirement age), subject to certain offsets and assumptions. We refer to this average salary over the last sixty months of employment as the “final average pay.” To estimate the final average pay, we assume a 3% salary inflator over the remaining period prior to the date the officer reaches the SERP’s retirement age of 67. The percentage of the final average pay to be received by the officer is generally based off of how many years of an assumed full 40-year working career the officer was employed at the bank. Once the final average pay is determined, such amount is multiplied by the applicable percentage, and the resultant product is then reduced by a “qualified retirement plan offset” and a “social security offset” to arrive at the annual benefit amount under the SERP. At December 31, 2020, the SERPs had following projected annual benefit amounts for each officer: Mr. Hedgepeth - $118,692 and Ms. Johnson - $94,002.

Subject to earlier acceleration as shown in the table above, the officer becomes vested, assuming continued employment, in the benefit amount over a five-year period, with the officer becoming 20% vested in the benefit upon reaching the age of 63. The remaining 80% vests on each subsequent anniversary thereafter at a rate of 20% per year, such that the officer would be fully vested at the normal retirement age of 67.

The table below shows, as of December 31, 2019, the present value of accumulated benefits payable to certain of our named executive officers, including the number of years of service credited to each officer, under the named executive officer’s individual SERP. Such amounts were determined by using the interest rate assumptions consistent with those used in the Corporation’s consolidated financial statements. Mr. Hedgepeth, our President and Chief Executive Officer, and Ms. Johnson, our Chief Operating Officer, are the only named executive officers with a SERP currently in place.

Pension Benefits

Name	Plan Name	Number of Years Credited Service(1)(2)	Present Value of Accumulated Benefit(3)	Payments During Last Fiscal Year
William L. Hedgepeth II	2019 SERP	17	$152,006	$—

Lynn H. Johnson	2019 SERP	18	$95,023	$—

(1)	Credited years of service is based on dates of hire for Mr. Hedgepeth (3/01/2004) and Ms. Johnson (6/02/2003) with Select Bank & Trust Company. Years of service is relative for determination of the percentage of final average pay that will be the annual benefit amount for the officer over a 15-year period. The percentage is determined by taking the years of credited service and dividing it by 40 years, which is the assumed length of a full working career under the SERP. At December 31, 2020, the annual benefit amount was determined by taking the officer’s final average pay (as defined in the SERP) and multiplying it by, in the case of Mr. Hedgepeth, 42.1%, and in the case of Ms. Johnson, 44.0%. The annual benefit amount is re-estimated each year based on change in underlying factual assumptions.
(2)	The number of years credited service has no impact on the officer’s vesting schedule.
(3)	In calculating the present value of the accumulated benefit for each officer, a discount rate of 4.25% was used with the assumptions that (i) payment would commence at retirement age of 67, (ii) with the benefit being paid in 15 equal annual payments, and (iii) with the first payment commencing on the first day of the month following the month in which the officer’s reaches the SERP’s retirement age of 67.

Potential Payments Upon Termination or Change in Control

The following discussion presents the potential payments for each named executive officer upon a termination of employment or change in control. Pursuant to applicable SEC rules, the analysis contained in this discussion does not consider or include payments made to a named executive officer with respect to contracts, agreements, plans or arrangements to the extent they do not discriminate in scope, terms or operation in favor of named executive officers of the Corporation and that are available generally to all salaried employees. The actual amounts that would be paid upon a named executive officer’s termination of employment can only be determined at the time of such executive officer’s termination. Due to the number of factors that affect the nature and amount of any compensation or benefits provided upon the termination events, any actual amounts paid or distributed may be higher or lower than reported below. Among other factors that could affect these amounts are the timing during the year of any such event and our stock price.

In accordance with applicable SEC rules, the following discussion assumes that: (i) the termination event in question occurred on December 31, 2020; and (ii) with respect to calculations based on the Corporation’s stock price, the applicable price is $9.47, which was the reported closing price on NASDAQ of one share of the Corporation’s common stock on December 31, 2020.

The estimated payments and benefits that may be due to a named executive officer vary based on whether a termination of employment occurs independently of or in connection with a change in control of the Corporation. Triggered payments also vary depending on whether the employment termination is with or without “cause” and voluntary or involuntary. In general, other than salary and other compensation payable through the date of termination, our named executive officers will not generally be due under the employment agreements any additional special benefits if the executive experiences an involuntary termination for cause or the executive voluntarily terminates the executive’s own employment. Therefore, the discussion below will primarily discuss scenarios where the Corporation terminates a named executive officer’s employment without “cause” or the executive resigns for “good reason,” both inside and outside the context of a change in control of the Corporation.

Non-Change in Control Employment Terminations. The employment agreements between the Corporation and all of the named executive officers require the Corporation to make certain severance payments and provide severance benefits to the applicable executive upon the termination of the executive’s employment by the Corporation without “cause.”

For purposes of the employment agreements, “cause” is generally defined as:

•	the executive’s material breach of the employment agreement or any other agreement with the bank;

•	the executive’s willful misconduct or gross negligence in connection with the performance of the executive’s duties or the Corporation’s business;

•	the violation of any state or federal law or of any rule, regulation or order by any governmental agency having jurisdiction over the bank or its subsidiaries;

•	the commission of an act of fraud, willful theft, embezzlement or similar act of proven dishonesty against the Corporation, regardless of conviction or criminal prosecution;

•	the conviction for a felony or criminal offense involving dishonesty or breach of trust or any offense covered by Section 19 of Federal Deposit Insurance Act;

•	if the executive is removed, found to be unacceptable or prohibited from participating in the conduct of the bank’s affairs by any banking regulatory agency; or

•	the occurrence of any event that results in the executive being excluded from coverage, or having coverage limited as to executive compared to other covered employees, under the bank’s “blanket bond” or other fidelity bond or insurance policy covering its directors, officers, or employees.

The amount payable to each of the executives under the applicable employment agreement varies based on the length of the term remaining on the executive’s employment agreement at the time of the without-cause termination by the Corporation. Additional detail regarding the amounts payable upon a termination without cause is set forth in the “Compensation and Benefits Payable Upon Termination Events” table and related footnotes provided below.

Change in Control Employment Terminations. As discussed above, the employment agreements between the Corporation and all of the named executive officers require the Corporation to make certain severance payments and provide severance benefits to the applicable executive upon the termination of the executive’s employment with the Corporation by the executive following a “termination event” or “adverse change” (which are commonly referred to as a “good reason” termination) or by the Corporation without “cause,” in either case, if such termination occurs within twelve months following a change in control of the Corporation. Quantification of such payment amounts that would be payable to the applicable executive following a change in control are set forth in the “Compensation and Benefits Payable Upon Termination Events” table provided below.

Additionally, all option awards previously granted under the 2010 Omnibus Stock Ownership and Long Term Incentive Plan automatically become fully vested upon the death or disability of the NEO, or upon the occurrence of a “change of control” (as defined in the 2010 Plan). Thereafter, such options are fully exercisable until the option terminates or expires in accordance with the terms and conditions of the applicable grant agreement and the 2010 Plan. With respect to stock options granted under the Corporation’s 2018 Plan, as of December 31, 2020, all option awards granted under such plan to our named executive officers provide that the option will become fully vested if a “corporate transaction” (as defined in the 2018 Plan) occurs and the officer’s employment is terminated for a reason other than cause on the date of or within 12 months of the corporate transaction. A corporate transaction would include a merger in which the Corporation was not the surviving entity, a sale of all or substantially all of the Corporation’s assets, or an acquisition by any person or related group of persons of beneficial ownership of securities possessing more than fifty percent (50%) of the total combined voting power of the Corporation’s outstanding securities.

The SERPs to which each of Mr. Hedgepeth and Ms. Johnson are parties also have provisions that would accelerate the vesting of the officer in the benefit payable under the SERP under certain scenarios, which acceleration is dependent on the reason for an employment termination and/or whether such termination occurred within 12 months of a change in control of the Corporation. Additional narrative description of these scenarios occurs above under the heading “2019 Supplemental Executive Retirement Plan Agreements” and the accompanying tables.

The foregoing payments and benefits associated with a change in control may be subject to reduction under the named executive officers’ employment agreements or, as applicable, the officer’s SERP in connection with certain tax matters. With the exception of Mr. Tobin’s agreement, all of the named executive officers’ employment agreements provide that it is the intent of parties to the applicable agreement for such payments to be deductible to the employer for federal income tax purposes and not result in excise taxes. Therefore, with respect to all NEOs other than Mr. Tobin, any payments under the agreements that are deemed “parachute payments” as defined in section 280G(b)(2) of the Code shall be reduced to the minimum extent necessary that will result in no portion of the benefit payments being subject to the tax imposed by section 4999 of the Code or cause a disallowance of the compensation deduction for the Corporation. The payment amounts included in the table below are the estimated payment amounts calculated at December 31, 2020, and after application of any required reduction in such amounts due to the application of the foregoing Code section 280G “cutback.” The actual cutback, if any, in payments due to a NEO in an actual change in control scenario will vary based on numerous factors at the time of consummation of any change in control. For purposes of section 409A of the Code, all of the named executive officers’ employment agreements are structured to be in compliance with payment timing and other relevant requirements.

Compensation and Benefits Payable Upon Termination Events	Involuntary without Cause(1)(2)	Voluntary or Involuntary For Cause	Change in Control (3)	Death	Disability(4)
William L. Hedgepeth II
Base Salary	$830,821	$-	$1,194,070	$-	$710,821

Accrued Cash Bonus	$32,500	$-	$-	$-	$-

Medical health benefits (5)	$57,946	$-	$-	$-	$57,946

Intrinsic value of unvested stock options (6)	$-	$-	$4,290	$4,290	$4,290

Supplemental Executive Retirement Plan (7)(8)(9)	$-	$-	$255,773	$833,854	$833,854
Total Benefit	$921,267	$-	$1,454,133	$838,144	$1,606,911
D. Richard Tobin, Jr.
Base Salary	$58,594	$-	$621,304	$-	$58,594

Accrued Cash Bonus	$-	$-	$-	$-	$-

Medical health benefits (5)	$2,317	$-	$-	$-	$2,317

Intrinsic value of unvested stock options (6)	$-		$-	$-	$-
Total Benefit	$60,911	$-	$621,304	$-	$60,911
Lynn H. Johnson
Base Salary	$783,750	$-	$626,709	$-	$-

Accrued Cash Bonus	$-	$-	$-	$-	$-

Medical health benefits	$-	$-	$-	$-	$-

Intrinsic value of unvested stock options (6)	$-	$-	$2,860	$2,860	$2,860

Supplemental Executive Retirement Plan (7)(8)(9)	$-	$-	$108,988	$628,950	$628,950
Total Benefit	$783,750	$-	$738,557	$631,810	$631,810

Compensation and Benefits Payable Upon Termination Events	Involuntary without Cause(1)(2)	Voluntary or Involuntary For Cause	Change in Control (3)	Death	Disability(4)
Mark A. Jeffries
Base Salary	$665,881	$-	$591,464	$-	$-

Accrued Cash Bonus	$-	$-	$-	$-	$-

Medical health benefits	$-	$-	$-	$-	$-

Intrinsic value of unvested stock options (6)	$-	$-	$-	$-	$-
Total Benefit	$665,881	$-	$591,464	$-	$-
W. Keith Betts
Base Salary	$470,172	$-	$624,185	$-	$-

Accrued Cash Bonus	$-	$-	$-	$-	$-

Medical health benefits	$-	$-	$-	$-	$-

Intrinsic value of unvested stock options (6)	$-	$-	$675	$675	$675
Total Benefit	$470,172	$-	$624,860	$675	$675

(1)	Assumes 12/31/2020 termination. Amount payable under each agreement varies based on the term remaining on the applicable employment agreement and, accordingly, does not reflect the amount of severance benefit that may be payable had a termination occurred on a different date. Generally, executive is entitled to a severance benefit equal to the remaining salary payable over the course of the remaining term of the agreement, as if such early termination had not occurred. With the exception of Mr. Hedgepeth, who will receive such amount in a lump sum payment within five business days of termination, the amount payable will be paid in installments in accordance with the bank’s normal payroll practices. For purposes of estimating the calculations as of a 12/31 involuntary termination, we have assumed that the applicable NEO has the following term remaining on his or her employment agreement as of such date: Mr. Hedgepeth - 2.00 years; Mr. Tobin - 0.25 years; Ms. Johnson - 2.75 years; Mr. Jeffries - 2.75 years; and Mr. Betts - 2.00 years. We have also assumed any required advance notice provision has been complied with by the party terminating such agreement. The base salary used for the calculations is based on the salary in effect during 2020 for the applicable NEO.

(2)	Mr. Hedgepeth is also entitled to the total benefit set forth in this column if he terminates his own employment with “good reason” (which is commonly equated to an involuntary separation from service). He will be entitled to terminate his own employment for “good reason” if: (i) there is any material adverse change or diminution in his compensation, office, title, duties, powers, authority, responsibilities, or reporting structure without his consent, (ii) there is any material adverse change or diminution in his compensation or benefits, (iii) he is required to relocate to a place of work more than twenty (20) miles from Fayetteville, North Carolina or Dunn, North Carolina without his consent, or (iv) the Corporation materially breaches the employment agreement and fails to cure such breach.

(3)	Under the officer’s employment agreement, cash compensation is payable in a lump sum amount on the first day of the seventh month after the qualifying employment termination following the change in control (absent the prior death of the NEO).

(4)	Assumes 12/31/2020 termination. The amount payable under Mr. Hedgepeth’s and Mr. Tobin’s employment agreements upon a disability termination varies based on the term remaining on the applicable employment agreement and, accordingly, does not reflect the amount of benefit that may be payable had a termination due to disability occurred on a different date. With respect to the term remaining on the employment agreement, the same assumptions have been used as are referenced in footnote (1) to this table. As referenced above, the table does not reflect amounts that may be payable to our named executive officers under any benefit plan or other arrangement to the extent such plan or arrangement does not discriminate in scope, terms, or operation in favor of named executive officers of the Corporation and that are available generally to all salaried employees.

(5)	Reflects value of the continuation of certain medical insurance benefits upon certain qualifying terminations.

(6)	With respect to option awards under the 2010 Plan, reflects accelerated vesting of outstanding stock options upon a “change in control” (as defined in the 2010 Plan), death, or disability pursuant to the terms of the underlying option grant agreements. With respect to option awards under the 2018 plan, assumes that the officer’s employment has been terminated other than for cause at or within 12 months of a “corporate transaction” that triggers accelerated vesting. The intrinsic value of the applicable option award is based on a share price of $9.47, the closing price of the Corporation’s common stock as of December 31, 2020. The amounts presented for each named executive officer equal the total number of unvested awards that accelerate times the value of each award. Stock option value is $9.47 minus the specified exercise price of the option. With respect to any options which have an exercise price that is greater than the share price of $9.47, the expectation is that the officer would not exercise such options and the intrinsic value for such options is therefore $0.00.

(7)	Since the officer is not currently vested in any of the benefit payable under the SERP, no cash payment would be due upon the bank’s termination of the officer’s employment without cause or the officer’s resignation for good reason (as such terms are defined in the SERP).

(8)	With respect to Mr. Hedgepeth and Ms. Johnson’s SERPs, the cash amount assumes a termination of employment due to disability or death on 12/31/2020. The officer will become 100% vested in the projected SERP benefit upon a disability termination or termination of employment due to death. The SERP benefit amount will be paid, in the case of death, to the officer’s beneficiary in a single lump sum within 60 days of death and, in the case of disability termination, to the officer within sixty (60) days after the date on which termination of employment due to disability occurs (provided that if the officer is a “specified employee” (as defined in Code Section 409A), the bank will pay the benefit on the first day of the seventh month after the month in which the disability termination occurs). Additionally, in calculating the final average pay and corresponding projected vested annual benefit amount for a disability termination or termination due to death, the base salary used is the officer’s last base salary paid by the bank and increased at a rate of three percent (3%) per year for each year after the officer terminates employment through the officer’s normal retirement date at age 67. Consistent with the terms of the SERP, in calculating the lump sum amount, the Corporation applies a five percent (5%) discount rate.

(9)	Pursuant to the SERP, the officer will become 100% vested upon a change in control and the benefit payment is to be made in a lump sum within 30 days of the change in control. Additionally, in calculating the final average pay and corresponding projected vested annual benefit amount, the base salary used is the officer’s last base salary paid by the bank and increased at a rate of three percent (3%) per year for each year after the officer terminates employment through the officer’s normal retirement date at age 67. Consistent with the terms of the SERP, in calculating the lump sum amount, the Corporation applies a five percent (5%) discount rate. The amount payable under the SERP assuming that a change in control had occurred on 12/31/2020 and the officer’s employment was terminated by the Bank without cause or the officer resigned for good reason immediately following such change in control would be $833,854 for Mr. Hedgepeth and $628,950 for Ms. Johnson. However, with respect to all NEOs other than Mr. Tobin, any payments under the agreements that are deemed “parachute payments” as defined in section 280G(b)(2) of the Code shall be reduced to the minimum extent necessary that will result in no portion of the benefit payments being subject to the tax imposed by section 4999 of the Code or cause a disallowance of the compensation deduction for the Corporation. Consequently, Mr. Hedgepeth's SERP payment has been reduced by $578,081 (the full amount of his estimated Section 280G reduction), and Ms. Johnson's SERP payment has been reduced by $519,963 (the full amount of her estimated Section 280G reduction).

Principal Executive Officer Pay Ratio

As required by SEC regulations, the Corporation must disclose the pay ratio between the principal executive officer and the median employee for the most recently completed fiscal year. In our case, the Corporation’s principal executive officer is William L. Hedgepeth II, our President and Chief Executive Officer.

More particularly, Item 402(u) of the SEC’s Regulation S-K requires that the following information about the 2020 annual total compensation of our CEO and the median employee be disclosed:

•	the annual total compensation of the median employee of all employees of the Corporation (other than Mr. Hedgepeth, our President and CEO) for 2020, which was $58,210;

•	the annual total compensation of the CEO, as reported in the Summary Compensation Table for 2020, which was $708,073;

•	the ratio of (i) the annual total compensation of the CEO to (ii) the annual total compensation of the median employee for 2020, which was 12.16 to 1.

In determining the Corporation’s 2020 CEO pay ratio, the Corporation utilized the same methodology that it utilized the previous fiscal year to identify the median employee for 2020. Below is a brief summary of the methodology utilized to determine the median employee of the Corporation:

•	All employees were included in the analysis as the Corporation has no employees based outside of the United States.

•	Consistent with the previous year’s calculation, the Corporation used the last day of the fiscal year, or December 31, 2020, as the fixed date for determining the Corporation’s median employee.

•	The median employee was identified using the following compensation measure, which the Corporation consistently applied to all its employees: (i) total cash compensation based on payroll records, plus (ii) any employer paid medical, dental, and life insurance premiums, plus (iii) employer-paid 401(k) match, plus (iv) FICA expense paid by employer.

Director Compensation

Board Fees. During 2020, each non-employee director received a $2,500 quarterly retainer, with Mr. Ciccone, as Chairman of the Board, receiving a $2,750 quarterly retainer. Each director also received a $1,100 fee for each meeting of the Board of Directors attended, with the Chairman receiving a $1,200 fee. Members of all committees of the Board of Directors received $400 for each committee meeting attended, with the exception of committee chairs, who received $500 per committee meeting attended. Mr. Hedgepeth, who is our only employee director, does not receive cash fees for his service on the Corporation’s Board of Directors.

The Corporation has instituted a Directors’ Deferral Plan whereby individual directors may elect annually to defer receipt of all or a designated portion of their cash fees or stock awards for the coming year. Directors’ fees otherwise payable in cash and deferred under the plan are used to purchase shares of the Corporation’s common stock by the administrator of the Deferral Plan, with such deferred compensation disbursed in the future as specified by the director at the time of his or her deferral election. Stock awards deferred under the Deferral Plan are also disbursed in the future as specified by the director at the time of his or her deferral election.

Equity Awards. During 2020, the Corporation’s directors were also eligible to receive awards granted pursuant to the terms and conditions of the Corporation’s 2018 Omnibus Stock Incentive Plan. No stock or stock option awards were made to the Corporation’s non-employee directors during the 2020 fiscal year.

The following table presents a summary of all compensation paid by the Corporation to its non-employee directors for their service as such during the year ended December 31, 2020.

DIRECTOR COMPENSATION TABLE

Name of Director(1)	Fees Earned or Paid in Cash	Stock Awards	Option Awards	Total(2)
J. Gary Ciccone	$40,800	$—	$—	$40,800
James H. Glen, Jr.(3)	23,500	—	—	23,500
Oscar N. Harris(4)	4,500	—	—	4,500
Alicia Speight Hawk	33,800	—	—	33,800
Gerald W. Hayes	24,000	—	—	24,000
Ronald V. Jackson	24,600	—	—	24,600
John W. McCauley	33,300	—	—	33,300
Carlie C. McLamb, Jr.	32,500	—	—	32,500
V. Parker Overton	24,900	—	—	24,900
Anthony E. Rand(5)	6,700	—	—	6,700
Sharon L. Raynor	25,300	—	—	25,300
K. Clark Stallings	30,600	—	—	30,600
W. Lyndo Tippett	33,800	—	—	33,800

(1)	Compensation paid to Mr. Hedgepeth, the Corporation’s only employee director, for his services as director is included in the Summary Compensation Table for named executive officers appearing above. Mr. Hedgepeth does not receive separate cash fees beyond his employee salary for his service on the Corporation’s Board of Directors.

(2)	Our outside directors receive mileage reimbursement for travel to and from board and committee meetings, which expense reimbursements are not reflected in the table.

(3)	Mr. Glen resigned from the Corporation’s board of directors on November 18, 2020.

(4)	Mr. Harris passed away on January 28, 2020.

(5)	Mr. Rand passed away on May 1, 2020.

Set forth below is information on the aggregate outstanding option awards, including both exercisable and unexercisable options, at the most recent fiscal year end for the Corporation’s non-employee directors. There were no stock awards issued to the Corporation’s non-employee directors that remained unvested and outstanding at December 31, 2020.

OUTSTANDING EQUITY AWARDS AT December 31, 2020 FOR NON-EMPLOYEE DIRECTORS

	Outstanding Option Awards
Name	Number of securities underlying unexercised option awards	Option exercise price ($ per share)	Option Expiration Date
J. Gary Ciccone	7,000	$11.27	09/06/27

Alicia Speight Hawk	2,693	4.93	12/15/21
	2,511	4.65	12/20/22
	7,000	11.27	09/06/27

Gerald W. Hayes	7,000	11.27	09/06/27

Ronald V. Jackson	7,000	11.27	09/06/27

John W. McCauley	7,000	11.27	09/06/27

Carlie C. McLamb, Jr.	7,000	11.27	09/06/27

V. Parker Overton	2,785	4.93	12/15/21
	2,511	4.65	12/20/22
	7,000	11.27	09/06/27

Sharon L. Raynor	7,000	11.27	09/06/27

K. Clark Stallings	2,602	4.93	12/15/21
	2,328	4.65	12/20/22
	7,000	11.27	09/06/27

W. Lyndo Tippett	7,000	11.27	09/06/27

PROPOSAL 2: Advisory Vote to Approve

Named Executive Officer Compensation

Section 14A of the Exchange Act requires that the Corporation include in its proxy statement a resolution subject to a shareholder advisory vote on the compensation paid to the Corporation’s named executive officers as disclosed in this proxy statement (commonly referred to as a “say-on-pay” vote). The compensation paid to the Corporation’s named executive officers is disclosed in this proxy statement beginning with the section above entitled “Executive Compensation and Related Matters.” The compensation of the Corporation’s named executive officers is designed to enable the Corporation and its subsidiary bank to attract and retain talented and experienced senior executives to lead the Corporation successfully in a competitive banking environment.

Shareholders are being asked to cast a non-binding, advisory vote on the following resolution:

“RESOLVED, that the shareholders approve, on an advisory basis, the compensation paid to Select Bancorp, Inc.’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis, compensation tables and the related narrative discussion in this proxy statement.”

At the Corporation’s 2019 annual meeting of shareholders, the Board of Directors recommended, and the shareholders approved, holding this shareholder advisory vote on executive compensation on an annual basis. This “say-on-pay” advisory vote is not binding on the Board of Directors. The vote will not be construed to overrule any previous action or decision made by the Corporation or the Board of Directors. Although non-binding, the Board of Directors and the Compensation Committee value constructive dialogue on executive compensation and other important governance topics and the opinions of the Corporation’s shareholders. The Board of Directors and the Compensation Committee will review the voting results and take them into consideration when making future decisions regarding the Corporation’s executive compensation programs for its named executive officers.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” PROPOSAL 2 approving the ABOVE RESOLUTION REGARDING THE COMPENSATION PAID TO THE corporation’s NAMED EXECUTIVE OFFICERS.

PROPOSAL 3: RATIFICATION OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors has appointed the firm of Dixon Hughes Goodman LLP, Certified Public Accountants, as the Corporation’s independent registered public accounting firm for 2021. A representative of Dixon Hughes Goodman LLP is expected to be present at the Annual Meeting and available to respond to appropriate questions, and will have the opportunity to make a statement if he or she desires to do so.

The Corporation has paid Dixon Hughes Goodman LLP fees in connection with its assistance in the Corporation’s annual audit and review of the Corporation’s financial statements.

The following table sets forth Dixon Hughes Goodman LLP fees in various categories during 2020 and 2019.

Fees Billed and Description of Services	2020	2019
Audit Fees, includes fees for the audit of our annual financial statements, review of financial statements included in quarterly reports on Form 10-Q, and services normally provided in connection with statutory and regulatory filings	$267,436	$222,865

Audit-Related Fees, includes fees billed for assurance and related services related to the performance of the audit or review of financial statements not included in category above	-0-	-0-

Tax Fees, including fees billed for tax compliance, tax advice, and tax planning	12,725	20,000

All Other Fees	-0-	-0-

Total Fees	$280,161	$242,865

All services rendered by Dixon Hughes Goodman LLP during 2020 were subject to pre-approval by the Audit and Risk Management Committee. The Audit and Risk Management Committee has considered whether Dixon Hughes Goodman LLP’s provision of other non-audit services to the Corporation is compatible with maintaining independence of Dixon Hughes Goodman LLP. The Audit and Risk Management Committee has determined that it is compatible with maintaining the independence of Dixon Hughes Goodman LLP.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” PROPOSAL 3 RATIFYING DIXON HUGHES GOODMAN LLP AS THE CORPORATION’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2021.

Report of the Audit and Risk Management Committee

The Audit and Risk Management Committee of the Corporation is responsible for receiving and reviewing the annual audit report of the Corporation’s independent auditors and reports of examinations by bank regulatory agencies, and helps formulate, implement, and review the Corporation’s internal audit program. The Audit and Risk Management Committee assesses the performance and independence of the Corporation’s independent auditors and recommends their appointment and retention. The Audit and Risk Management Committee has in place pre-approval policies and procedures that require an evaluation of any conflicts of interest that may impair the independence of the independent auditors and pre-approval of an engagement letter that outlines all services to be rendered by the independent auditors.

During the course of its examination of the Corporation’s audit process in 2020, the Audit and Risk Management Committee reviewed and discussed the audited financial statements with management. The Audit and Risk Management Committee also discussed with the independent auditors, Dixon Hughes Goodman LLP, the matters that are required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. Furthermore, the Audit and Risk Management Committee received the written disclosures and the letter from Dixon Hugues Goodman LLP required by applicable requirements of the PCAOB regarding the independent accountant's communications with the committee concerning independence, and has discussed with Dixon Hughes Goodman LLP their independence.

Based on the review and discussions above, the Audit and Risk Management Committee (i) recommended to the Board that the audited financial statements be included in the Corporation’s annual report on Form 10-K for the year ended December 31, 2020, for filing with the SEC and (ii) recommended that shareholders ratify the appointment of Dixon Hughes Goodman LLP as independent auditors for 2021.

This report is submitted by the Audit and Risk Management Committee:

J. Gary Ciccone

Ronald V. Jackson

K. Clark Stallings

W. Lyndo Tippett (Chair)

OTHER MATTERS

The Board of Directors knows of no other business that will be brought before the Annual Meeting. Should other matters properly come before the meeting, the proxies will be authorized to vote shares represented by each appointment of proxy in accordance with their best judgment on such matters.

PROPOSALS FOR 2022 ANNUAL MEETING

It is anticipated that the 2022 Annual Meeting will be held on a date during May 2022. Any proposal of a shareholder which is intended to be presented at the 2022 Annual Meeting must be received by the Corporation at its main office in Dunn, North Carolina no later than December 7, 2021, in order that any such proposal be timely received for inclusion in the proxy statement and appointment of proxy to be issued in connection with that meeting. If a proposal for the 2022 Annual Meeting is not expected to be included in the proxy statement for that meeting, the proposal must be received by the Corporation by February 18, 2022, for it to be timely received for consideration. The proxy holders will use their discretionary authority for any proposals received thereafter.

SHAREHOLDER COMMUNICATIONS

The Corporation does not currently have a formal policy regarding shareholder communications with the Board of Directors; however, any shareholder may submit written communications to Brenda B. Bonner, Vice President and Secretary, Select Bancorp, Inc., 700 West Cumberland Street, Dunn, North Carolina 28334, whereupon such communications will be forwarded to the Board of Directors if addressed to the Board of Directors as a group or to the individual director or directors addressed.

Internet and Electronic Availability of Proxy Materials

As required by applicable SEC rules and regulations, the Corporation has furnished a notice of internet availability of proxy materials to all shareholders as part of this proxy statement and all shareholders will have the ability to access this proxy statement and the Corporation’s annual report on Form 10-K for the fiscal year ended December 31, 2020 as filed with the SEC, by logging on at www.investorvote.com/SLCT.

ADDITIONAL INFORMATION

A COPY OF THE CORPORATION’S 2020 ANNUAL REPORT ON FORM 10-K WILL BE PROVIDED WITHOUT CHARGE TO ANY SHAREHOLDER ENTITLED TO VOTE AT THE ANNUAL MEETING UPON THAT SHAREHOLDER’S WRITTEN REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO MARK A. JEFFRIES, EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER, SELECT BANCORP, INC., 700 WEST CUMBERLAND STREET, DUNN, NORTH CAROLINA 28334, (910) 892-7080.

HOUSEHOLDING MATTERS

The SEC has adopted rules that permit companies to deliver a single copy of proxy materials to multiple shareholders sharing an address unless a company has received contrary instructions from one or more of the shareholders at that address. This means that only one copy of the proxy materials may have been sent to multiple shareholders in your household. If you would prefer to receive separate copies of the proxy materials either now or in the future, please contact our corporate secretary at the Corporation’s offices at 700 West Cumberland Street, Dunn, North Carolina 28334 or at (910) 892-7080. Upon written or oral request to the corporate secretary, the Corporation will provide a separate copy of the proxy materials. In addition, shareholders at a shared address who receive multiple copies of proxy materials may request to receive a single copy of proxy materials in the future in the same manner as described above.

MMMMMMMMMMMM MMMMMMMMMMMMMMC123456789000004 ENDORSEMENT_LINE______________ SACKPACK_____________000000000.000000 ext 000000000.000000 ext 000000000.000000 ext000000000.000000 ext 000000000.000000 ext 000000000.000000 extMR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.2021 Annual Meeting Proxy CardYour vote matters – here’s how to vote! You may vote online or by phone instead of mailing this card. Votes submitted electronically must be received by 8:00 a.m. (Eastern time), on May 25, 2021. Online GIof ntoo welwewct.rinovneicstvoortviontge,.com/SLCT odr eslceatne QthRe cQoRdecoadned—colongtrinold#etails are located in the shaded bar below. Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Save paper, time and money! Sign up for electronic delivery at www.investorvote.com/SLCT1234 5678 9012 345q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. qA Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3.1. Election of Directors: Proposal to elect the three nominees listed below each for a term of three years. For Withhold For Withhold For Withhold 01 - Alicia Speight Hawk 02 - John W. McCauley 03 - Sharon L. Raynor2. Advisory Vote to Approve Named Executive Officer Compensation. A non-binding, advisory proposal to approve compensation paid to the Corporation's named executive officers as disclosed in the proxy statement.For Against Abstain For Against Abstain 3. Ratification of Accounting Firm. Proposal to ratify the appointment of Dixon Hughes Goodman LLP as the Corporation’s independent registered accounting firm for 2021.B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below.Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.MMMMMMC 1234567890 J N T 1 U P X 5 0 1 2 7 6MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND03FCGB

2021 Annual Meeting Admission Ticket 2021 Annual Meeting of Select Bancorp, Inc. Tuesday, May 25, 2021, 10:00 a.m. Eastern Time Select Bank & Trust 700 West Cumberland Street Dunn, North Carolina 28334 Upon arrival, please present this admission ticket and photo identification at the registration desk.Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders. The material is available at: www.investorvote.com/SLCTSmall steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.investorvote.com/SLCTq IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. qSelect Bancorp, Inc. - Revocable Proxy + Notice of 2021 Annual Meeting of Shareholders Appointment of Proxy Solicited by Board of Directors for 2021 Annual Meeting — May 25, 2021The undersigned hereby appoints J. Gary Ciccone, Carlie C. McLamb, Jr., and V. Parker Overton (the “Proxies”), or any of them, as attorneys and proxies, with full power of substitution, to vote all shares of the common stock of Select Bancorp, Inc., Dunn, North Carolina (the “Corporation”) held of record by the undersigned on March 26, 2021, at the Annual Meeting of Shareholders of the Corporation to be held at the Corporation’s main office located at, 700 West Cumberland Street, Dunn, North Carolina 28334, at 10:00 a.m. on May 25, 2021, and at any adjournments thereof. The undersigned hereby directs that the shares represented by this appointment of proxy be voted as directed herein. In the absence of any instructions, the Proxies will vote such shares “FOR” the election of each nominee named in Proposal 1 and “FOR” Proposals 2 and 3. If, at or before the time of the Annual Meeting, any of the nominees listed in Proposal 1 for any reason have become unavailable for election or unable to serve as directors, the Proxies are hereby granted discretion to vote for a substitute nominee or nominees. On such other matters as may properly come before the Annual Meeting, the Proxies are authorized to vote the shares represented by this appointment of proxy in accordance with their best judgment.(Items to be voted appear on reverse side)C Non-Voting ItemsChange of Address — Please print new address below. Comments — Please print your comments below.+

MMMMMMMMMMMMUsing a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.2021 Annual Meeting Proxy Cardq IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. qA Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3.1. Election of Directors: Proposal to elect the three nominees listed below each for a term of three years. For Withhold For Withhold For Withhold 01 - Alicia Speight Hawk 02 - John W. McCauley 03 - Sharon L. Raynor2. Advisory Vote to Approve Named Executive Officer Compensation. A non-binding, advisory proposal to approve compensation paid to the Corporation's named executive officers as disclosed in the proxy statement.For Against Abstain For Against Abstain 3. Ratification of Accounting Firm. Proposal to ratify the appointment of Dixon Hughes Goodman LLP as the Corporation’s independent registered accounting firm for 2021.B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below.Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.03FCHB1 U P X5 0 1 2 7 6 +

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders. The material is available at: www.edocumentview.com/SLCTq IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. qSelect Bancorp, Inc. - Revocable ProxyNotice of 2021 Annual Meeting of Shareholders Appointment of Proxy Solicited by Board of Directors for 2021 Annual Meeting — May 25, 2021 The undersigned hereby appoints J. Gary Ciccone, Carlie C. McLamb, Jr., and V. Parker Overton (the “Proxies”), or any of them, as attorneys and proxies, with full power of substitution, to vote all shares of the common stock of Select Bancorp, Inc., Dunn, North Carolina (the “Corporation”) held of record by the undersigned on March 26, 2021, at the Annual Meeting of Shareholders of the Corporation to be held at the Corporation’s main office located at, 700 West Cumberland Street, Dunn, North Carolina 28334, at 10:00 a.m. on May 25, 2021, and at any adjournments thereof. The undersigned hereby directs that the shares represented by this appointment of proxy be voted as directed herein. In the absence of any instructions, the Proxies will vote such shares “FOR” the election of each nominee named in Proposal 1 and “FOR” Proposals 2 and 3. If, at or before the time of the Annual Meeting, any of the nominees listed in Proposal 1 for any reason have become unavailable for election or unable to serve as directors, the Proxies are hereby granted discretion to vote for a substitute nominee or nominees. On such other matters as may properly come before the Annual Meeting, the Proxies are authorized to vote the shares represented by this appointment of proxy in accordance with their best judgment.(Items to be voted appear on reverse side)